Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
Any and All Issued and Outstanding Shares of Common Stock
of
LOGICBIO THERAPEUTICS, INC.
at
$2.07 Per Share
by
CAMELOT MERGER SUB, INC.
a wholly owned subsidiary of
ALEXION PHARMACEUTICALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Camelot Merger Sub, Inc. (“Purchaser” or “we”), a Delaware corporation and a wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, the Injunction Condition and the Key Employee Conditions (each as defined below), any and all of the issued and outstanding shares of common stock, par value $0.0001 per share, of LogicBio Therapeutics, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $2.07 per Share, to the seller in cash, without interest (the “Offer Price”) less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended, supplemented or otherwise modified from time to time, constitutes the “Offer”).
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 3, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, on the same date as the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”) without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent.
As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares (a) irrevocably accepted for purchase by Purchaser in the Offer, (b) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly owned subsidiary of the Company, in each case immediately prior to the effective time, (c) owned by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or (d) held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be cancelled and converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (a), (b) and (c), which, in the case of clauses (b) and (c), we refer to as “Excluded Shares,” will be automatically cancelled and retired and will cease to exist at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (d), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company.
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The board of directors of the Company, at a meeting thereof duly called and held, duly adopted by unanimous vote resolutions (which have not been rescinded, modified or withdrawn in any way) (a) determining the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approving the Merger Agreement and the Transactions, including the Offer and the Merger, and declaring the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL and (d) resolving to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
The Offer is not subject to any financing condition. The obligations of Purchaser to, and Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of the Merger Agreement, including the prior satisfaction of the Minimum Tender Condition and the satisfaction or waiver of the other conditions set forth in Annex I of the Merger Agreement (collectively, the “Offer Conditions”), including the Injunction Condition and the Key Employee Conditions. The “Minimum Tender Condition” requires that the number of Shares validly tendered and not validly withdrawn as of the Offer Expiration Time (as defined below), considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding the Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL), represent one more than 50% of the total number of the outstanding Shares at the expiration of the Offer at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022 (the “Offer Expiration Time,” unless Purchaser will have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Offer Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). If at the otherwise scheduled Offer Expiration Time, the Minimum Tender Condition is not satisfied but all of the other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Purchaser will extend the Offer on one occasion for an additional period specified by the Company of up to ten business days to permit the Minimum Tender Condition to be satisfied. The “Injunction Condition” requires that there will not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions, or imposing a Burdensome Condition (as defined in the Merger Agreement) as a condition or consequence of consummating the Transactions (including any decision by the European Commission to examine the Transactions under Article 22(3) of the EU Merger Regulation, and any notification of a referral request under Article 22 (2) of the EU Merger Regulation prior to such a decision having been made, each of which would prevent or make unlawful the consummation of the Transactions while the standstill obligation is in effect), nor will any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any governmental entity of competent jurisdiction directly or indirectly prohibit, or make illegal, the consummation of the Transactions or impose a Burdensome Condition as a condition or consequence of consummating the Transactions. The “Key Employee Conditions” require (a) that the Key Employee Offer Letter and the Restrictive Covenant Agreement of each Key Employee (each as defined in the Merger Agreement) will continue to be in full force and effect, and no breach nor repudiation by any such Key Employee will have occurred or be imminent or threatened, and (b) each Key Employee will be an employee of the Company or any subsidiary of the Company immediately prior to the effective time. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is also subject to other Offer Conditions described in Section 15 — “Conditions of the Offer.”
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase, the Letter of Transmittal and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.
October 18, 2022

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the Offer (the “Depositary”), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal, or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares,” in each case prior to the Offer Expiration Time, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares pursuant to the Offer. If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”) (see Section 3 — “Procedures for Tendering Shares” for further details). Shares delivered by a Notice of Guaranteed Delivery that have not been “received” (within the meaning of Section 251(h)(6) of the DGCL) by the Depositary prior to the Offer Expiration Time will not be counted by Purchaser toward the satisfaction of the Minimum Tender Condition and therefore it is preferable for Shares to be tendered by the other methods described herein.
Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to MacKenzie Partners, Inc., as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
The Information Agent for the Offer is:
1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

i

SUMMARY TERM SHEET
The following are some key Offer (as defined below) terms and questions that you, as a stockholder of the Company (as defined below), may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase (the “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended, supplemented or otherwise modified from time to time, constitutes the “Offer”). To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and other related materials carefully and in their entirety. The information concerning the Company contained herein and elsewhere in the Offer to Purchase has been provided to Parent (as defined below) and Purchaser (as defined below) by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Questions or requests for assistance may be directed to the Information Agent (as defined below) at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.
Securities Sought:	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition, the Injunction Condition and the Key Employee Conditions (each as defined below), any and all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”). For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received,” as such terms are defined by Section 251(h) of the DGCL (as defined below), prior to the Offer Expiration Time (as defined below) are excluded. See Section 1 — “Terms of the Offer.”
Price Offered Per Share:	$2.07 per Share, to the seller in cash, without interest (the “Offer Price”) less any applicable withholding taxes. See Section 1 — “Terms of the Offer.”
Offer Expiration Time:	One minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022 (as it may be extended in accordance with the terms of the Merger Agreement (as defined below), the “Offer Expiration Time”). See Section 1 — “Terms of the Offer.”
Withdrawal Rights:	You can withdraw your Shares at any time prior to one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022, unless the Offer is extended, in which case you can withdraw your Shares by the then extended expiration time and date. You can also withdraw your Shares at any time after Saturday, December 17, 2022, which is the 60th day after the date of commencement of the Offer, unless such

Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. See Section 4 — “Withdrawal Rights.”
Purchaser:	Camelot Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, a Delaware corporation. See Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.”
Supporting Stockholders	To induce, and as a condition to, Parent and Purchaser entering into the Merger Agreement and consummating the Offer, the Merger and the other Transactions (as defined below) contemplated by the Merger Agreement, Parent and Purchaser have executed tender and support agreements in favor of Parent concurrently with the execution and delivery of the Merger Agreement with BioDiscovery 5, OrbiMed Israel Partners II, L.P., OrbiMed Private Investments VI, L.P., OrbiMed Genesis Master Fund, L.P. and The Biotech Growth Trust PLC (together, the “Supporting Stockholders”). As of the date of the Merger Agreement, the Supporting Stockholders beneficially own, in the aggregate, approximately 33% of the issued and outstanding Shares. See Section 11 — “The Merger Agreement; Other Agreements.”
Who is offering to buy my Shares?
Camelot Merger Sub, Inc., or “Purchaser” or “we”, a Delaware corporation and a wholly owned subsidiary of Alexion Pharmaceuticals, Inc. (“Parent”), a Delaware corporation, is offering to purchase any and all of the issued and outstanding Shares upon the terms and subject to the conditions contained in this Offer to Purchase. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into the Company. See “Introduction” and Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.”
What securities are you offering to purchase?
We are making an offer to purchase any and all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1 — “Terms of the Offer.”
How much are you offering to pay and what is the form of payment?
We are offering to pay $2.07 per Share, to the Seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and the Letter of Transmittal. See “Introduction,” and Section 1 — “Terms of the Offer.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction,” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we and Parent want to acquire the entire equity interest in LogicBio Therapeutics, Inc. (the “Company”). The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of any and all issued and outstanding Shares. We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 3, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, on the same date as the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”) without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and thereby becoming a wholly owned subsidiary of Parent. Following the Merger, the Company will cease to be a publicly traded company. See “Introduction” and Section 12 — “Purpose of the Offer; Plans for the Company.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the Merger. See “Introduction,” and Section 11 — “The Merger Agreement; Other Agreements.”
What does the board of directors of the Company think of the Offer?
The board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted by unanimous vote, resolutions (which have not been rescinded, modified or withdrawn in any way):
•
determining the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, are advisable, fair to and in the best interests of, the Company and the Company’s stockholders,

•
approving the Merger Agreement and the Transactions, including the Offer and the Merger, and declaring the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders,

•
agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, and

•
resolving to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

See “Introduction,” Section 10 — “Background of the Offer; Past Contacts or Negotiations with the Company” and Section 11 — “The Merger Agreement; Other Agreements.” A more complete description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to all the Company stockholders together with this Offer to Purchase.
What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things, the satisfaction or waiver (to the extent waiver is permitted under applicable law and under the Merger Agreement) by Parent or Purchaser of the following conditions and the satisfaction or waiver of the other conditions set forth in Annex I to the Merger Agreement (collectively, the “Offer Conditions”) (provided that the Minimum Tender Condition and the Termination Condition (as defined below) may not be waived except, in the case of the Minimum Tender Condition, with the Company’s prior written consent):
•
there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding the Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL), represent one more than 50% of the total number of the outstanding Shares at the time of the Offer Expiration Time (the “Minimum Tender Condition”);

•
there will not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions or imposing a Burdensome Condition (as defined in the Merger Agreement) as a condition or consequence of consummating the Transactions (including any decision by the European Commission to examine the Transactions under Article 22(3) of the EU Merger Regulation, and any notification of a referral request under Article 22 (2) of the EU Merger Regulation prior to such a decision having been made, each of which would prevent or make unlawful the consummation of the Transactions while the standstill obligation is in effect), nor will any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any governmental entity of competent jurisdiction directly or indirectly prohibit, or make illegal, the consummation of the Transactions or impose a Burdensome Condition as a condition or consequence of consummating the Transactions (the “Injunction Condition”); provided, that no party to the Merger Agreement will be permitted to invoke this condition unless it will have taken all actions required under the Merger Agreement to have any such law or order lifted; and

•
(a) the employment offer letter and the restrictive covenant agreement with the Company (or, in the case of any Key Employee (as defined below) that has previously entered into a restrictive covenant agreement with the Company that includes a post-termination non-competition covenant, reaffirming their obligations under such restrictive covenant agreement in their offer letter) of each Key Employee entered into and delivered to Parent or the Company, as applicable, concurrently with the execution and delivery of the Merger Agreement will continue to be in full force and effect, and no breach nor repudiation of such agreements by any such Key Employee will have occurred or been imminent or threatened, and (b) each of Frederic Chereau, Mariana Nacht and Matthias Hebben (together, the “Key Employees”) will be an employee of the Company or any subsidiary of the Company immediately prior to the effective time (as defined below) (clauses (a) and (b) together, the “Key Employee Conditions”).

Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, Parent and Purchaser expressly reserve the right (in their sole discretion) to waive any Offer Condition (other than the Minimum Tender Condition, which may not be changed or waived without the prior written consent of the Company, and the condition that the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”)). See Section 1 — “Terms of the Offer,” Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
Is the Offer subject to any financing condition?
No. There is no financing condition to the Offer. See “Introduction,” Section 1 — “Terms of the Offer” and Section 9 — “Source and Amount of Funds.”
Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?
Yes. We estimate that the total funds required to (a) consummate the Offer, the Merger and the other Transactions contemplated by the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive a cash amount equal to Offer Price in the Merger (the “Merger Consideration”), (b) pay for fees and expenses incurred by Parent related to the Offer and the Merger and (c) repay in full all obligations outstanding under that certain Loan and Security Agreement, dated July 2, 2019, among Oxford Finance LLC, as collateral agent, the lenders party thereto, the Company and LogicBio Australia Pty Limited, as amended, modified, supplemented, restated or amended and restated through the date of the Merger Agreement (the “Existing Credit Agreement”) will be approximately $5.9 million.
Parent will provide Purchaser with the funds necessary to consummate the Offer and the Merger and to pay related transaction fees and expenses at the effective time of the Merger (the “effective time”). Parent will supply the needed funds through a variety of different sources, including cash on hand. Parent currently has, and expects to have at the consummation of the Offer and the Merger, sufficient financial resources available to consummate the Offer and the Merger. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?
No, we do not think that the financial condition of Purchaser, Parent or their respective affiliates is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for any and all issued and outstanding Shares solely for cash;

•
the consummation of the Offer (or the Merger) is not subject to any financing condition; and

•
if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

See Section 9 — “Source and Amount of Funds.”
Can the Offer be extended and under what circumstances can or will the Offer be extended?
Yes, we may extend the Offer beyond its initial Offer Expiration Time, but in no event will we be required or permitted to extend the Offer beyond 5:00 p.m. Eastern time on April 2, 2023 (the “End Date”), except that such date may be extended by Parent, on the one hand, or the Company, on the other hand, by notice in writing to the other party thereto prior to the then-applicable End Date, to extend the End Date, no more than twice, by a period of ninety calendar days if on the then-applicable End Date all of the conditions to Closing and the Offer Conditions (other than (x) those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer (including the Minimum Tender Condition) and (y) the Injunction Condition (solely with respect to an order, injunction or investigation relating to antitrust laws)), will have been satisfied or will be capable of being satisfied at such time, subject to certain other limitations in the Merger Agreement. We have agreed in the Merger Agreement that Purchaser will be required or permitted to extend the Offer from time to time in the following circumstances: (a) if, as of the scheduled Offer Expiration Time, any Offer Condition (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; (b) Purchaser will (and Parent will cause Purchaser to) extend the Offer from time to time for, without the consent of the Company, (i) any period required by applicable law, any interpretation or position of the SEC, the staff thereof or the NASDAQ Global Market (“NASDAQ”) applicable to the Offer and (ii) periods of up to ten business days per extension, until the Injunction Condition (solely with respect to an order, injunction or investigation (relating to antitrust laws)) has been satisfied; (c) if, as of the scheduled Offer Expiration Time, any Offer Condition (other than the Minimum Tender Condition and those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer) is not satisfied and has not been waived, Purchaser will (and Parent will cause Purchaser to), at the written request of the Company, extend the Offer on one or more occasions for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; and (d) if, as of the scheduled Offer Expiration Time, the Minimum Tender Condition is not satisfied but all other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Purchaser will (and Parent will cause Purchaser to) extend the Offer on one occasion for an additional period specified by the Company of up to ten business days to permit the Minimum Tender Condition to be satisfied. See “Introduction,” Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer” for more details on our ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Computershare Trust Company, N.A. (the “Depositary”) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day of the previously scheduled Offer Expiration Time. See Section 1 — “Terms of the Offer.”
Will there be a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur one minute after 11:59 p.m., New York City time, at the Offer Expiration Time (the “Offer Acceptance Time”).

How long do I have to decide whether to tender in the Offer?
You will have until the Offer Expiration Time to decide whether to tender your Shares in the Offer, unless we extend the Offer pursuant to the terms of the Merger Agreement or the Offer is earlier terminated. If you cannot deliver everything required to make a valid tender to the Depositary prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedures for Tendering Shares.” Shares tendered pursuant to guaranteed delivery procedures but not yet delivered in satisfaction of such guarantee will be excluded in calculating whether the Minimum Tender Condition has been satisfied. You are encouraged to deliver your Shares and other required documents to make a valid tender by the Offer Expiration Time. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Offer Expiration Time. See Section 2 — “Acceptance for Payment and Payment for Shares” and Section 3 — “Procedures for Tendering Shares.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner, you can (a) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary or (b) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Offer Expiration Time. If you are the registered owner but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program, (each, an “Eligible Institution”) guarantee that the missing items will be “received” (as defined in Section 251(h)(6) of the DGCL) by the Depositary within two NASDAQ trading days using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within that two trading-day period, and for the tender to be counted toward satisfaction of the Minimum Tender Condition, the Shares must be “received” (as defined in Section 251(h)(6) of the DGCL) by the Depositary prior to the Offer Expiration Time.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. See “Introduction” and Section 3 — “Procedures for Tendering Shares — Terms of the Offer.”
Until what time may I withdraw previously tendered Shares?
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), they may also be withdrawn after Saturday, December 17, 2022, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw any of your previously tendered Shares, you must deliver a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4 — “Withdrawal Rights.”

If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 — “Conditions of the Offer” are satisfied or waived (to the extent waiver is permitted under applicable law and under the Merger Agreement) and Purchaser accepts your Shares validly tendered in the Offer for payment, we will pay you the Offer Price, which is an amount equal to the number of Shares you validly tendered in the Offer multiplied by $2.07 in cash, without interest, less any applicable withholding taxes, promptly (and in any event within two business days) following the Offer Acceptance Time. See Section 2 — “Acceptance for Payment and Payment for Shares.”
If I decide not to tender, how will the Offer affect my Shares?
If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable withholding taxes (i.e., the Merger Consideration).
Subject to certain conditions, if we purchase a majority of the outstanding Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.
Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no vote by the stockholders of the Company will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all the Shares are not tendered?
If the Offer is consummated and Purchaser acquires a majority of the outstanding Shares, then, in accordance with the terms of the Merger Agreement, the Company will complete the Merger pursuant to Section 251(h) of the DGCL without a vote of the stockholders. Pursuant to the Merger Agreement, if the Minimum Tender Condition is not satisfied, Purchaser is not required to pay for and may delay the acceptance for payment of any Shares tendered in the Offer.
Pursuant to the Merger Agreement, on the same date as the consummation of the Offer, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. At the effective time, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (a) irrevocably accepted for purchase by Purchaser in the Offer, (b) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly owned subsidiary of the Company, in each case, immediately prior to the effective time, (c) owned by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or (d) held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL), will be cancelled and converted into the right to receive the Merger Consideration. Shares described in clauses (a), (b) and (c), which, in the case of clauses (b) and (c), we refer to as “Excluded Shares,” will be automatically cancelled and retired and will cease to exist at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (d), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company. See “Introduction” and Section 11 — “The Merger Agreement; Other Agreements.” For the avoidance of doubt, Shares irrevocably accepted for purchase by Purchaser in the Offer are Excluded Shares that will not be paid for again in connection with the Merger, but this does not affect Purchaser’s obligation to pay the Offer Price for each Share so tendered in connection with the Offer.
Upon the successful consummation of the Offer, will the Company continue as a public company?
If the Offer is consummated, Purchaser will complete the Merger on the same date as the Offer Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger

Agreement. As a result, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Parent. At or as promptly as practicable following the effective time, the Surviving Corporation intends to cause the Company to delist the Shares from NASDAQ. In addition, Parent intends and will cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met. See Section 12 — “Purpose of the Offer; Plans for the Company” and Section 13 — “Certain Effects of the Offer.”
Are appraisal rights available in either the Offer or the Merger?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners of Shares will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders or beneficial owners, as applicable, properly exercise and perfect their right to seek appraisal under the DGCL. See Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights.”
What is the market value of my Shares as of a recent date?
The Offer Price of $2.07 per Share represents a premium of approximately 670% to the closing price of the Shares on September 30, 2022, the last full trading day before entry into the Merger Agreement. On October 17, 2022, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on NASDAQ was $2.05 per Share.
We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares in the Offer. See Section 6 — “Price Range of Shares; Dividends.”
What will happen to my stock options in the Offer?
The Offer is made only for Shares and is not being made for any outstanding options to acquire Shares (each, an “Option”). Pursuant to the Merger Agreement, upon consummation of the Merger, each Option outstanding that is vested as of immediately prior to the effective time or held by any non-employee director of the Company will be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the aggregate number of Shares subject to such Option, multiplied by (b) the excess, if any, of the Offer Price over the applicable per share exercise price of such option, subject to any required withholding taxes; provided, that any Option with an exercise price equal to or greater than the Offer Price will be automatically cancelled for no consideration.
Each Option outstanding and unvested as of immediately prior to the effective time held by any person other than an Executive Employee (as defined in the Merger Agreement) (such individuals that are not Executive Employees, “Non-Executive Holder”) that would have had its first vesting date on March 1, 2023 or June 1, 2023 pursuant to its terms on the date of the Merger Agreement will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (a) the aggregate number of Shares with respect to which such Option would have vested prior to November 30, 2023 pursuant to its terms on the date of the Merger Agreement and (b) the excess, if any, of the Offer Price over the applicable per share exercise price of such Option, subject to any required withholding of taxes. The cash amount will be payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the applicable Non-Executive Holder’s continuous employment or service through March 1, 2023; provided that in the event a Non-Executive Holder incurs a termination of employment or service without Cause (as defined in the applicable employee’s employment agreement or if no such agreement exists, the Company Non-Executive Change in Control Severance Plan) prior to March 1, 2023, such individual will be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed or engaged through March 1, 2023, with such cash payment payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the execution of an effective release of claims in favor of Parent.
The portion of each Option outstanding and unvested as of immediately prior to the effective time held by any Non-Executive Holder that would have vested after November 30, 2023 pursuant to its terms on the date of the Merger Agreement will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (a) the aggregate number of Shares with respect to which such Option would have vested after November 30, 2023 pursuant to its terms on the date of the Merger Agreement and (b) the excess, if any, of the Offer Price over the applicable per share exercise price of such Option, subject to any required withholding of taxes, payable on the Closing Payment Schedule (as defined in the Merger Agreement). Such cash amount will be payable promptly following December 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following December 1, 2023, subject to the applicable Non-Executive Holder’s continuous employment or service through December 1, 2023; provided that in the event a Non-Executive Holder incurs a termination of employment or service without Cause prior to December 1, 2023, such individual will be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed or engaged through December 1, 2023, with such cash payment payable promptly following December 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following December 1, 2023, subject to the execution of an effective release of claims in favor of Parent. Any Option held by a Non-Executive Holder with a per share exercise price equal to or greater than the Offer Price will be automatically cancelled for no consideration.
Each Option outstanding and unvested as of immediately prior to the effective time held by any Executive Employee of the Company will be cancelled and automatically converted into: (a) the right to receive an amount in cash equal to the product of (i) the aggregate number of Shares with respect to which such Option would have vested prior to November 2023 pursuant to its terms on the date of the Merger Agreement and (ii) the excess, if any, of the Offer Price over the applicable per share exercise price of such Option, subject to any required withholding of taxes, which will be payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll following March 1, 2023, subject to the applicable Executive Employee’s continuous employment through March 1, 2023; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to March 1, 2023, such individual will be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed through March 1, 2023, with such cash payment payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the execution of an effective release of claims in favor of Parent; (b) a restricted stock unit award (each, an “Assumed RSU Award”) with respect to a number of American depository shares of AstraZeneca PLC (“Parent Holdco”) representing a beneficial interest in 0.5 Parent Holdco ordinary shares, par value $0.25 per share, of Parent Holdco (the “Parent Holdco ADSs”) (rounded down to the nearest whole share) equal to (i) the product of (x) the aggregate number of Shares with respect to which such Company Option would have vested pursuant to its terms on the date of the Merger Agreement after October 2023 and prior to November 2025 pursuant to its terms in effect on the date of the Merger Agreement and (y) the excess if any, of the Offer Price over the applicable per share exercise price of such Option, divided by (ii) the arithmetic average of the volume-weighted averages of the trading prices of Parent Holdco ADSs on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the effective time (the “Parent Holdco ADS Price”), vesting in two equal annual installments on November 1, 2023 and November 1, 2024, subject to the applicable Executive Employee’s continuous employment through the applicable vesting date; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to the applicable vesting date, such Assumed RSU Awards will immediately vest, subject to the execution of an effective release of claims in favor of Parent; and (c) an Assumed RSU Award with respect to a number of Parent Holdco ADSs (rounded down to the nearest whole share) equal to (i) the product of (x) the aggregate number of Shares with respect to which such Option would have vested after October 2025 pursuant to its terms in effect on the date the Merger Agreement and (y) the excess, if any, of the Offer Price over the applicable per share exercise price of such Option, divided by (ii) the Parent Holdco ADS Price, vesting on November 1, 2025, subject to the applicable Executive Employee’s continuous employment through the applicable vesting date; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to the applicable vesting date, such Assumed RSU Awards will immediately vest, subject to the execution of an effective release of claims in favor of Parent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment and Payment of the Company Equity Awards.”

What are the United States federal income tax consequences of the Offer and the Merger?
In general, the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. You are urged to consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger in light of your particular circumstances (including the application and effect of any federal, state, local or non-U.S. laws). See Section 5 — “Certain United States Federal Income Tax Consequences” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
Who should I talk to if I have additional questions about the Offer?
You can call MacKenzie Partners, Inc., the information agent (the “Information Agent”), toll free, at (800) 322-2885 (or (212) 929-5500 if you are located outside of the United States or Canada). See the back cover of this Offer to Purchase.

INTRODUCTION
To the Holders of LogicBio Therapeutics, Inc. Shares of Common Stock:
Camelot Merger Sub, Inc. (“Purchaser” or “we”), a Delaware corporation and a wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, the Injunction Condition and the Key Employee Conditions (each as defined below), any and all of the issued and outstanding shares of common stock, par value $0.0001 per share, of LogicBio Therapeutics, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $2.07 per Share, without interest (the “Offer Price”), to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended, supplemented or otherwise modified from time to time, constitutes the “Offer”). The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022 (the “Offer Expiration Time,” unless the Offer is extended, in which event the term “Offer Expiration Time” means the latest time and date on which the Offer, so extended, expires), unless the Offer is earlier terminated. See Section 1 — “Terms of the Offer.”
Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., as depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or nominee should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of the Depositary, and MacKenzie Partners, Inc., as information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”
The Offer is not subject to any financing condition. The obligations of Purchaser to, and Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of the Merger Agreement, including the prior satisfaction of the Minimum Tender Condition and the satisfaction or waiver of the other offer conditions set forth in Annex I to the Merger Agreement (collectively, the “Offer Conditions), including the Injunction Condition and the Key Employee Conditions. The “Minimum Tender Condition” requires that the number of Shares validly tendered and not validly withdrawn, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding the Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”)), represent one more than 50% of the total number of the outstanding Shares at the time of the Offer Expiration Time. If at the otherwise scheduled Offer Expiration Time, the Minimum Tender Condition is not satisfied but all of the other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Purchaser will extend the Offer on one occasion for an additional period specified by the Company of up to ten business days to permit the Minimum Tender Condition to be satisfied. The “Injunction Condition” requires that there will not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Offer and the Merger (as defined below), or imposing a Burdensome Condition (as defined below) as a condition or consequence of consummating the Transactions (including any decision by the European Commission to examine the Transactions under Article 22(3) of the EU Merger Regulation, and any notification of a referral request under Article 22 (2) of the EU Merger Regulation prior to such a decision having been made, each of which would prevent or make unlawful the consummation of the Transactions while the standstill obligation is in effect), nor will any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any governmental entity of competent jurisdiction directly or indirectly prohibit, or make illegal, the consummation of the Transactions or impose a Burdensome Condition as a condition or consequence of consummating the Transactions. The “Key Employee Conditions” require

(a) that the Key Employee Offer Letter and the Key Employee RCA of each Key Employee (each as defined below) will continue to be in full force and effect, and no breach nor repudiation by any such Key Employee will have occurred or be imminent or threatened, and (b) each Key Employee will be an employee of the Company or any subsidiary of the Company immediately prior to the effective time of the Merger (the “effective time”). The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is also subject to other Offer Conditions described in Section 15 — “Conditions of the Offer.”
Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the Termination Condition (as defined below) except, in the case of the Minimum Tender Condition, with the prior written consent of the Company. See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 3, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, on the same date as the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”) without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with the Section 251(h) of the DGCL, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Parent. See “Introduction” and Section 1 “Terms of the Offer.”
Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if (a) following consummation of a tender offer for a publicly listed Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and “received” (as defined in Section 251(h)(6) of the DGCL) by the depositary for the offer prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation or its affiliates equals at least the percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL and the target corporation’s certificate of incorporation, (b) the corporation consummating such tender offer merges with or into such target corporation, and (c) each outstanding share of each class or series of stock (other than “excluded stock” as defined in Section 251(h) of the DGCL) that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, then the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn as of the Offer Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h)(6) of the DGCL) by the Depositary prior to the Offer Expiration Time), together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represent one more than 50% of the total number of the outstanding Shares, the Company does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) also requires that the merger agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective on the same day as the consummation of the Offer after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, without a vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements.”
As a result of the Merger, each Share issued and outstanding immediately prior to the effective time (other than Shares (a) irrevocably accepted for purchase by Purchaser in the Offer, (b) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly owned subsidiary of the Company, in each case, immediately prior to the effective time, (c) owned by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or (d) held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL), will be cancelled and converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (a), (b) and (c), which, in the case of clauses (b) and (c), we refer to as “Excluded Shares,” will be automatically cancelled and retired and will cease to exist at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (d), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL. All shares converted into the right to receive the Offer Price will thereafter cease to exist. Following the Merger, the Company will cease to be a publicly traded company. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for the Company.” For the avoidance of doubt, Shares irrevocably accepted for purchase by Purchaser in the Offer are Excluded Shares that will not be paid for again in connection with the Merger, but this does not affect Purchaser’s obligation to pay the Offer Price for each Share so tendered in connection with the Offer.
The board of directors of the Company (the “Company Board”), at a meeting thereof duly called and held, duly adopted by unanimous vote resolutions (which have not been rescinded, modified or withdrawn in any way) (a) determining the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approving the Merger Agreement and the Transactions, including the Offer and the Merger, and declaring the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL and (d) resolving to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that is being furnished by the Company to stockholders in connection with the Offer together with this Offer to Purchase. The Company’s stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings “Background of the Offer and Merger” and “Reasons for Recommendation.” See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement Other Covenants and Agreements — Company Board Recommendation; Company Adverse Recommendation Change; Fiduciary Exception.”
The Company has informed Purchaser that 32,962,733 Shares were issued and outstanding as of October 11, 2022.
The Merger is subject to the satisfaction or waiver of certain conditions, including the Injunction Condition. In addition, Purchaser must have irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Pursuant to the Merger Agreement, as of the effective time, the directors and officers of Purchaser as of immediately prior to the effective time will become the directors and officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers.”
No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners of Shares may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholders or beneficial owners, as applicable, will not be entitled to receive the Offer Price, but instead will be entitled to only those rights provided under Section 262 of the DGCL. Stockholders and beneficial owners of Shares must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights.”

Certain United States federal income tax consequences of the tender of Shares in the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain United States Federal Income Tax Consequences.”
This Offer to Purchase, the Letter of Transmittal and other documents to which this Offer to Purchase refers contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer

The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement.
Upon the terms and subject to the satisfaction, or to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), one minute after 11:59 p.m., New York City time, at the Offer Expiration Time, Parent will cause Purchaser to irrevocably accept for payment (the time of acceptance for payment, the “Offer Acceptance Time”) all Shares validly tendered pursuant to the Offer (not validly withdrawn) and, at or as promptly as practicable following the Offer Acceptance Time (but in any event within two business days) Purchaser will, and Parent will cause Purchaser to, pay for all Shares validly tendered (and not validly withdrawn, as permitted under Section 4 — “Withdrawal Rights”) pursuant to the Offer.
The Offer is not subject to any financing condition. The obligations of Purchaser to, and Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of the Merger Agreement, including the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of the other Offer Conditions, including the Injunction Condition and the Key Employee Conditions (each as defined below). For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been “received” (as such terms are defined in Section 251(h)(6) of the DGCL) prior to the Offer Expiration Time are excluded. The Offer is also subject to other conditions described in Section 15 — “15.” Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the Termination Condition except, in the case of the Minimum Tender Condition, with the prior written consent of the Company. See Section 15 — “15.”
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Offer Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15 —  “Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements.”
Pursuant to the Merger Agreement, we may extend the Offer beyond its initial Offer Expiration Time, but in no event will we be required or permitted to extend the Offer beyond the End Date (as defined below), except that such date may be extended by Parent, on the one hand, or the Company, on the other hand, by notice in writing to the other party thereto prior to the then-applicable End Date, to extend the End Date, no more than twice, by a period of ninety calendar days if on the then-applicable End Date all of the conditions to Closing and the Offer Conditions (other than (x) those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer (including the Minimum Tender Condition) and (y) the Injunction Condition (solely with respect to an order, injunction or investigation relating to antitrust laws)), will have been satisfied or will be capable of being satisfied at such time, subject to certain other limitations in the Merger Agreement. We have agreed in the Merger Agreement that Purchaser will be required or permitted to extend the Offer from time to time in the following circumstances: (a) if, as of the scheduled Offer Expiration Time, any Offer Condition (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; (b) Purchaser will (and Parent will cause Purchaser to) extend the Offer from time to time for, without the consent of the Company (i) any period required by applicable law, any interpretation or position of the SEC, the staff thereof or the NASDAQ Global Market (“NASDAQ”) applicable to the Offer and (ii) periods of up to ten business days per extension, until the Injunction Condition (solely with respect to an order, injunction or investigation

(relating to antitrust laws)) has been satisfied; (c) if, as of the scheduled Offer Expiration Time, any Offer Condition (other than the Minimum Tender Condition and those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer) is not satisfied and has not been waived, Purchaser will (and Parent will cause Purchaser to), at the written request of the Company, extend the Offer on one or more occasions for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; and (d) if, as of the scheduled Offer Expiration Time, the Minimum Tender Condition is not satisfied but all other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Purchaser will (and Parent will cause Purchaser to) extend the Offer on one occasion for an additional period specified by the Company of up to ten business days to permit the Minimum Tender Condition to be satisfied; provided, that in no event will Purchaser be required to extend the Offer beyond (x) the valid termination of this Merger Agreement in accordance with its terms or (y) the End Date. See “Introduction,” Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer” for more details on our ability to extend the Offer.
Pursuant to the Merger Agreement, Parent and Purchaser expressly reserve the right (in their sole discretion) to (a) to increase the Offer Price, (b) waive any Offer Condition (other than the Minimum Tender Condition and the Termination Condition) and (c) amend, modify or supplement any of the other terms or conditions of the Offer, prior to the Offer Acceptance Time to the extent not inconsistent with the Merger Agreement; provided, that unless otherwise provided by the Merger Agreement, without the prior written consent of the Company, neither Parent nor Purchaser will (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of the Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that would adversely affect any holder of the Shares in any material respect or that would, individually or in the aggregate, reasonably be expected to prevent or delay beyond the End Date the consummation of the Offer or have any effect that, individually or in the aggregate with one or more effects, would prevent, materially impair or materially delay beyond the End Date the consummation by Parent or Purchaser of any of the Transactions (except to effect an extension of the Offer to the extent expressly permitted or required by the Merger Agreement), (vi) change or waive the Minimum Tender Condition, (vii) extend or otherwise change the Offer Expiration Time in a manner other than as required or permitted by the Merger Agreement or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Offer may not be terminated or withdrawn as of the Offer Expiration Time (or any rescheduled Offer Expiration Time) of the Offer, unless the Merger Agreement is terminated in accordance with its terms thereof.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Offer Expiration Time, Purchaser decreases the number of Shares being sought or changes the Offer Price, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.
If, on or before the Offer Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” or the Offer is withdrawn or terminated or the Merger Agreement is terminated pursuant to its terms. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, a Sunday or a federal holiday, and will consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time (provided that when used in reference to the Merger Agreement, “business day” means any day except a Saturday, a Sunday or any other day on which commercial banks in the City of New York or the office of the Secretary of State of the State of Delaware are authorized or required by law to be closed).
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
On the same date as the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger pursuant to Section 251(h) of the DGCL without a vote of the stockholders of the Company.
The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, Letter of Transmittal and other Offer related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares

Subject to the satisfaction or waiver (to the extent waiver is permitted under applicable law and under the Merger Agreement) of all the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” we will irrevocably accept for payment at the Offer Acceptance Time and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer, as promptly as practicable (and in any event within two business days) after the Offer Acceptance Time.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following the expiration or termination of the Offer.
3.
Procedures for Tendering Shares

Valid Tender of Shares
Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time and either (i) certificates representing Shares tendered must be delivered to the Depositary or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Offer Expiration Time or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer
The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees and Stock Powers
Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses)

that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery
A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Offer Expiration Time, or who cannot complete the procedure for book-entry transfer prior to the Offer Expiration Time, or who cannot deliver all required documents to the Depositary prior to the Offer Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”), substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Offer Expiration Time; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. A “NASDAQ trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed or e-mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Offer Expiration Time.
SHARES DELIVERED BY A NOTICE OF GUARANTEED DELIVERY THAT HAVE NOT BEEN “RECEIVED” (WITHIN THE MEANING OF SECTION 251(H)(6) OF THE DGCL) BY THE DEPOSITARY PRIOR TO THE OFFER EXPIRATION TIME WILL NOT BE COUNTED BY PURCHASER TOWARD THE SATISFACTION OF THE MINIMUM TENDER CONDITION AND THEREFORE IT IS PREFERABLE FOR SHARES TO BE TENDERED BY THE OTHER METHODS DESCRIBED HEREIN.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE

DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF ANY DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements
Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the Offer Expiration Time, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement
Purchaser’s acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Appointment as Proxy
By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in Purchaser’s opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Company, Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction.
Information Reporting and Backup Withholding.
Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. stockholders that do not otherwise establish an exemption should complete and return the U.S. Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that (a) such stockholder is a United States person, (b) the taxpayer identification number provided by such stockholder is correct and (c) such stockholder is not subject to backup withholding. Foreign stockholders should submit a properly completed and signed appropriate IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders are urged to consult their own tax advisors to determine which Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights

Shares tendered pursuant to the Offer may be withdrawn at any time prior to one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022, unless the Offer is extended, in which case you can withdraw your Shares at any time by the then extended date. You can also withdraw your Shares at any time after Saturday, December 17, 2022, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.
For a withdrawal of Shares to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Offer Expiration Time.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of the Company,

Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, does not consider the tax on “net investment income” under Section 1411 of the Code (as defined below) or the alternative minimum tax provisions of the Code, and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any owner of Shares that may be subject to special treatment under the United States federal income tax laws, including:
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a bank or other financial institution;

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a tax-exempt organization;

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a retirement plan or other tax-deferred account;

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a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity for United States federal income tax purposes);

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an insurance company;

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a mutual fund;

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a real estate investment trust;

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a dealer or broker in stocks and securities;

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a trader in securities that elects to apply a mark-to-market method of tax accounting;

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a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that has a functional currency other than the United States dollar;

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a person that holds the Shares as part of a straddle, constructive sale, conversion or other integrated transaction;

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a person subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement);

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dissenting stockholders;

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a United States expatriate, including former citizens or residents of the United States;

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certain former citizens or residents of the United States;

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controlled foreign corporations;

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passive foreign investment companies; or

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corporations that accumulate earnings to avoid United States federal income tax.

If a partnership (including any entity or arrangement treated as a partnership) for United States federal income tax purposes holds Shares, the tax treatment of an owner that is a partner (including any owner of an interest in an entity or arrangement treated as a partnership for United States federal income tax purposes) in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such owners are urged to consult their own tax advisors regarding the tax consequences of tendering the Shares in the Offer or exchanging their Shares pursuant to the Merger.
This summary is based on the Code, the U.S. Department of Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The discussion set out in this Offer to Purchase is intended only as a summary of the material United States federal income tax consequences to an owner of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws.
United States Holders
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:
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a citizen or resident of the United States;

•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Payments with Respect to Shares
The tender of Shares in the Offer for cash or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States Holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations.
Backup Withholding Tax
Proceeds from the tender of Shares in the Offer or the exchange of Shares pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.
Non-United States Holders
The following is a summary of the material United States federal income tax consequences that will apply to a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (including any entity or arrangement treated as a partnership) for United States federal income tax purposes).
Payments with Respect to Shares
Payments made to a non-United States Holder with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax, with the following exceptions:
•
If the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such non-United States Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

•
If the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States Holder), the non-United States Holder will generally be subject to tax on the net gain derived from the sale as if it were a United States Holder. In addition, if such non-United States Holder is a non-U.S. corporation for United States federal income tax purposes, it may be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if such non-United States Holder is eligible for the benefits of an income tax treaty that provides for a lower rate).

•
If the Company is or has been a United States real property holding corporation for United States federal income tax purposes during the shorter of the non-United States Holder’s holding period or the five years preceding the sale, the Shares will be treated as “United States real property interests” unless (a) the non-United States Holder does not actually or constructively own more than 5% of the Shares during such period and (b) the Company’s common stock is regularly traded, as defined by applicable United States treasury regulations, on an established securities market. If the Shares are treated as “United States real property interests,” any gain or loss will be treated as effectively connected with a U.S. trade or business and subject to United States federal income tax as described above, except that the “branch profits tax” described above generally will not apply. The Company does not currently expect that the Shares are treated as “United States real property interests,” but no assurance can be provided that the Shares will not constitute “United States real property interests” in the future.

Backup Withholding Tax
A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.
Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. Each non-United States Holder should complete and sign the appropriate IRS Form W-8, which will be requested in the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. You are urged to consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares pursuant to the Merger under any federal, state, local, non-U.S. or other laws.
6.
Price Range of Shares; Dividends

The Shares are listed on NASDAQ, under the symbol “LOGC.” The Company has informed Purchaser that 32,962,733 Shares were issued and outstanding as of October 11, 2022. The Shares have been listed on NASDAQ since October 18, 2018.
The following table sets forth the high and low sales prices per Share as reported on NASDAQ for the fiscal quarters indicated:
	High	Low
Year Ending December 31, 2022:
First Quarter	$2.54	$0.61
Second Quarter	$0.89	$0.34
Third Quarter	$0.69	$0.26
Fourth Quarter (through October 17, 2022)	$2.05	$2.00
Year Ended December 31, 2021:
First Quarter	$9.75	$6.61
Second Quarter	$7.72	$3.94
Third Quarter	$5.15	$3.72
Fourth Quarter	$4.69	$2.15
Year Ended December 31, 2020:
First Quarter	$11.60	$3.05
Second Quarter	$8.71	$4.02
Third Quarter	$10.00	$5.25
Fourth Quarter	$9.28	$5.10
The Offer Price of $2.07 per Share represents a premium of approximately 670% to the closing price of the Shares on September 30, 2022, the last full trading day before the entry into the Merger Agreement. On October 17, 2022, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on NASDAQ was $2.05 per Share. Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.
The Merger Agreement provides that from the date of the Merger Agreement until the effective time, except as required or contemplated by the Merger Agreement, required by law or order or with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will not and will not cause each subsidiary of the Company to make or declare dividends or distributions (whether in cash, assets, stock, other securities or otherwise) to (a) the holders of the Shares or any subsidiary of the Company or (b) any other equityholders or rights holders of the Company or equityholders of any subsidiary of the Company (other than any dividend or distribution from a wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company).
7.
Certain Information Concerning the Company

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from, or is based upon, information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

General
The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2021, and is qualified in its entirety by reference to such Annual Report on Form 10-K.
The Company is a clinical-stage genetic medicine company pioneering genome editing and gene delivery platforms to address rare and serious diseases from infancy through adulthood. The Company’s genome editing platform, GeneRide®, is a new approach to precise gene insertion harnessing a cell’s natural deoxyribonucleic acid, or DNA, repair process potentially leading to durable therapeutic protein expression levels. The Company’s gene delivery platform, sAAVy™, is an adeno-associated virus, or AAV, capsid engineering platform designed to optimize gene delivery for treatments in a broad range of indications and tissues. The Company’s proprietary manufacturing process, mAAVRx™, aims to overcome one of the current limitations of AAV manufacturing by improving yields and product quality.
The Company’s principal executive offices are located at 65 Hayden Avenue, 2nd Floor, Lexington, MA 02421. The telephone number of the Company at its principal executive offices is: (617) 245-0399.
Available Information
The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements. Such reports, proxy statements and other information are available on www.sec.gov.
The Company’s Financial Projections
The Company provided Parent with certain internal financial projections as described in the Company’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the Company’s stockholders contemporaneously with this Offer to Purchase.
8.
Certain Information Concerning Parent, Purchaser and Certain Related Parties

Purchaser
Camelot Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of the Company by Parent. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company continuing as the Surviving Corporation. The business address for Purchaser is: 121 Seaport Boulevard, Boston, Massachusetts 02210. The business telephone number for Purchaser is: (475) 230-2596.
Parent
Alexion Pharmaceuticals, Inc., a Delaware corporation, is the group within Parent Holdco (as defined below) focused on rare diseases, created following the 2021 acquisition of Parent by Parent Holdco. As a leader in rare diseases for nearly thirty years, Parent is focused on serving patients and families affected by rare diseases and devastating conditions through the discovery, development and commercialization of life-changing medicines. Parent focuses its research efforts on novel molecules and targets in the complement cascade and its development efforts on haematology, nephrology, neurology, metabolic disorders, cardiology and ophthalmology. The business telephone number for Parent is: (475) 230-2596. The business address for Parent is: 121 Seaport Boulevard, Boston, Massachusetts 02210.

Additional Information
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (a) neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser, or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares or any other equity securities of the Company and (b) neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I to this Offer to Purchase has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.
Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, an election of directors or a sale or other transfer of a material amount of assets of the Company during the past two years.
Available Information
Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available on the SEC website at www.sec.gov. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent.
9.
Source and Amount of Funds

The Offer is not subject to a financing condition. Parent and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration and to satisfy all of their payment obligations under the Merger Agreement and resulting from the Transactions. Parent has not entered into any financing commitment in connection with the Merger Agreement or the Transactions.

10.
Background of the Offer; Past Contacts or Negotiations with the Company

The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser nor any of their respective affiliates take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Purchaser or their respective affiliates or representatives did not participate.
Background of the Offer
The following is a description of significant contacts between representatives of Parent, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of the Company’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which has been filed with the SEC and is being mailed to its stockholders with this Offer to Purchase.
On October 8, 2021, a representative of Parent contacted a representative of the Company to express interest in potential collaboration opportunities.
On October 20, 2021, the Company entered into a confidentiality agreement (the “Initial Confidentiality Agreement”) with Parent in order to enable the Company and Parent to discuss potential collaboration opportunities.
On November 9, 2021, members of the Company’s management met with members of Parent’s management to discuss potential collaboration opportunities.
On February 22, 2022, members of the Company’s management met with members of Parent’s management to further discuss potential business arrangements. From time to time thereafter, members of the Company’s management and members of Parent’s management discussed potential licensing, collaboration and financing transactions.
On May 1, 2022, Frederic Chereau, President and Chief Executive Officer of the Company, met with Marc Dunoyer, President and Chief Executive Officer of Parent, and discussed potential collaborative relationships, such as potential licensing or development collaborations.
On May 21, 2022, June 3, 2022 and June 17, 2022, Mr. Chereau and Mr. Dunoyer met to discuss the possibility of partnership opportunities, including for the development of product candidates by the Company.
On July 11, 2022, Mr. Chereau met with Mr. Dunoyer and discussed certain potential terms, structuring and timing considerations related to potential suitors for an acquisition of the Company by Parent. During the course of this discussion, Mr. Dunoyer indicated that any transaction would likely be structured as an all-cash offer, and that the continued employment of certain members of the Company’s management was an important value driver with respect to the strategic rationale of any transaction for Parent.
On July 15, 2022, Mr. Dunoyer informed Mr. Chereau that Parent would be submitting to the Company a preliminary non-binding written indication of interest regarding a potential acquisition of the Company.
On July 19, 2022, Mr. Chereau received a letter dated July 18, 2022 from Mr. Dunoyer (which superseded a version sent to Mr. Chereau earlier that morning) setting forth Parent’s preliminary non-binding indication of interest to purchase for cash all of the issued and outstanding capital stock of the Company, including the Shares, from the Company’s existing stockholders at a price of $1.60 per Share (the “July 18 Proposal”). The July 18 Proposal represented a 300% premium to the Company’s closing price per Share of $0.40 on July 18, 2022, and a 272% premium to the Company’s 60-day volume-weighted average price per Share of $0.43 up to and including July 18, 2022. The July 18 Proposal also requested full access to due diligence materials of the Company and its subsidiaries, including certain key areas identified in the July 18 Proposal. Later on July 19, 2022, Mr. Chereau informed Mr. Dunoyer that the proposal submitted that morning by Parent was not yet sufficiently compelling, but that the Company was willing to make members of the Company’s management available for a management presentation to Parent later that week to clarify that value for Parent, subject to entry by the parties into a mutually acceptable amendment to the Initial Confidentiality Agreement.

On July 22, 2022, the Company and Parent entered into an amendment to the Initial Confidentiality Agreement that, among other things, included customary standstill provisions for a period of twelve months from July 22, 2022 with a customary “fall away” provision providing that the standstill obligations would terminate following, among other things, the Company entering into a definitive agreement involving the acquisition of all or a majority of the Company’s equity securities or consolidated assets. The amendment to the Initial Confidentiality Agreement also included a customary non-solicitation provision prohibiting Parent and its affiliates (including Parent Holdco and its affiliates) from soliciting for employment any employee of the Company for a period of twelve months from July 22, 2022.
On July 22, 2022, members of the Company’s management held a management presentation with representatives and advisors of Parent.
On July 24, 2022, Mr. Chereau and Mr. Dunoyer discussed Parent’s willingness to increase the per Share consideration amount stated in the July 18 Proposal. Mr. Dunoyer indicated that Parent would require access to additional due diligence materials and further meetings with members of the Company’s management in order to consider increasing the per Share consideration amount stated in the July 18 Proposal.
On July 27, 2022, the Company provided representatives of Parent with access to a virtual data room containing certain limited due diligence materials of the Company and its subsidiaries.
During the period beginning August 1, 2022 through the execution of the Merger Agreement on October 3, 2022, the Company and its representatives and advisors held a number of due diligence calls with representatives of Parent, Parent Holdco and their respective advisors.
On August 5, 2022, Mr. Chereau and Mr. Dunoyer discussed the meetings and conversations between the representatives and advisors of the Company and Parent over the preceding weeks, and Mr. Dunoyer indicated his expectation that Parent would provide the Company with a revised version of the July 18 Proposal that increased the per Share consideration amount stated therein. On August 9, 2022, Mr. Chereau received such letter from Parent, dated as of August 8, 2022, which increased the per Share consideration amount from a price of $1.60 per Share to $1.72 per Share (the “August 8 Proposal”). The August 8 Proposal also reiterated Parent’s request for full access to due diligence materials of the Company and its subsidiaries, including certain key areas identified in the August 8 Proposal, and reiterated the significance of the Company’s Research & Development (“R&D”) team as a key driver of Parent’s valuation of the Company.
On August 23, 2022, Mr. Chereau and Mr. Dunoyer discussed the meetings and conversations between the representatives and advisors of the Company and Parent over the preceding weeks, and Mr. Dunoyer indicated his expectation that Parent would provide the Company with a revised version of the August 8 Proposal that increased the per Share consideration amount. On August 25, 2022, Mr. Chereau received such letter from Parent, dated as of August 25, 2022, which increased the per Share consideration amount from a price of $1.72 per Share to $2.07 per Share (the “August 25 Proposal”). The August 25 Proposal also requested a 35-day period of exclusivity between the Company and Parent to permit sufficient time to complete Parent’s ongoing due diligence review and agree on transaction terms, pursuant to a form of exclusivity agreement attached to the August 25 Proposal.
Between August 25, 2022 and August 30, 2022, the Company and Parent negotiated the terms of an exclusivity agreement. On August 30, 2022, the Company and Parent entered into an exclusivity agreement (the “Initial Exclusivity Agreement”) with an initial period of 21 days that would be extended automatically to September 27, 2022 if, as of the end of such initial 21-day period, the Company and Parent were working in good faith toward the execution of a definitive agreement with respect to a potential strategic transaction between the Company and Parent.
On September 2, 2022, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) delivered an initial draft of the proposed Merger Agreement to Freshfields Bruckhaus Deringer US LLP (“Freshfields”), legal counsel to Parent and Purchaser. On that day representatives of Paul, Weiss also held a call with representatives of Freshfields to discuss various matters relating to the draft Merger Agreement, including proposed transaction structure, the status of Parent’s legal and technical due diligence, the regulatory approvals potentially applicable to the transaction and the treatment of existing Company equity awards under the Company’s existing equity plans.

On September 7, 2022, representatives from the Company and Parent had a dinner meeting to discuss the Company’s capabilities.
On September 8, 2022, Mr. Chereau spoke with a representative of Parent to request consent to the Company continuing ongoing discussions with a third party regarding a potential transaction relating to the Company’s manufacturing technology. The representative of Parent confirmed to Mr. Chereau that Parent consented to such discussions. On September 11, 2022, Michael Franken, Chief Business Officer of the Company, informed a representative of Parent of the occurrence of such discussions on September 9, 2022; Mr. Franken subsequently updated a representative of Parent on September 28, 2022 that Mr. Franken had on September 23, 2022, in response to a follow up received from the third party regarding a non-binding term sheet previously delivered by the third party to the Company, informed the third party that the Company was not in a position to respond to such proposal.
On September 14, 2022, Freshfields delivered a revised draft of the Merger Agreement to Paul, Weiss, subject to any further revisions of Parent, which, among other things, proposed additional language in the closing condition with respect to governmental action blocking the Transactions that would have conditioned the consummation of the Transactions upon no governmental entity having initiated (or taken preparatory steps to initiate) certain regulatory investigations (the “Regulatory Investigations Condition”).
On September 16, 2022, Paul, Weiss delivered a revised draft of the Merger Agreement to Freshfields, which, among other things, removed the Regulatory Investigations Condition.
On September 18, 2022, Freshfields delivered an initial draft of the form of the Tender and Support Agreements (as defined below) to Paul, Weiss, subject to any further revisions of Parent. Also on September 18, 2022, Mr. Dunoyer informed Mr. Chereau that as part of any transaction with Parent, Parent would require five key executives, and potentially three to four other employees to be identified, to enter into employment agreements or similar arrangements at the time of signing of a merger agreement, with such arrangements taking effect at the consummation of any such transaction. Mr. Dunoyer informed Mr. Chereau that this was a pre-condition for Parent entering any merger agreement given Parent’s focus on the R&D management and employees at the Company.
On September 20, 2022, Freshfields delivered a revised draft of the Merger Agreement to Paul, Weiss, which, among other things, substantially reinstated the Regulatory Investigations Condition and also included additional proposed closing conditions that would condition the consummation of the Transactions upon the continued employment of certain key employees and such key employees not being in actual, imminent or threatened breach of certain agreements that were proposed to be executed by them concurrent with the execution of the Merger Agreement (the “Employee Conditions”).
On September 21, 2022, Mr. Chereau, Ms. Nacht, Mr. Hebben and certain other members of the Company’s management received from Mr. Dunoyer drafts of employment offer letters that Parent was requesting be executed concurrent with the execution of the Merger Agreement. Later that day, Mr. Chereau and Mr. Dunoyer discussed various issues arising from or relating to the draft of the Merger Agreement circulated by Freshfields the prior day, including the Regulatory Investigations Condition, the Employee Conditions and various other employee compensation and retention matters, during which discussion Mr. Chereau informed Mr. Dunoyer that the Company would not agree to the Employee Conditions.
Between September 19, 2022 and September 24, 2022, representatives of Paul, Weiss and Freshfields held a number of calls regarding the Regulatory Investigations Condition and the Employee Conditions. During those calls representatives of Paul, Weiss made various counterproposals on behalf of the Company to address Parent’s continued request for the Employee Conditions, including economic incentives to align the economic interests of the relevant executives with remaining at the Company through closing of the Transactions and other incentives also proposed to give Parent comfort regarding continued employment.
On September 24, 2022, Mr. Dunoyer attended a series of meetings with Mr. Chereau, Ms. Nacht, Mr. Hebben and certain other members of the Company’s management to discuss and negotiate the terms of the employment offer letters Parent was requesting in connection with the execution of the Merger Agreement.

On September 25, 2022, Mr. Chereau and a representative of Parent discussed, among other things, the Regulatory Investigations Condition and the Employee Conditions. During such discussions, Parent’s representative indicated Parent’s belief that the Company and Parent could reach a mutually acceptable compromise with respect to the Regulatory Investigations Condition, and reiterated that Parent would require the Employee Conditions with respect to at least four of the five employees initially proposed given retaining such key employees was an important value driver with respect to the strategic rationale of any transaction rationale.
On September 27, 2022, Paul, Weiss delivered a revised draft of the Merger Agreement to Freshfields, which, among other things, removed the Regulatory Investigations Condition and the Employee Conditions. Later that evening, Parent’s exclusivity period under the Initial Exclusivity Agreement lapsed. At Parent’s request, the Company subsequently entered into an amendment to the Initial Exclusivity Agreement on October 2, 2022, which was effective as of September 27, 2022 and extended Parent’s exclusivity period until execution of the Merger Agreement on October 3, 2022.
On September 27, 2022, Mr. Chereau discussed the Employee Conditions with representatives of Parent, in the course of which the representatives of Parent had indicated that Parent would continue to require the Merger Agreement to include the Employee Conditions but would reduce the number of key employees subject to the Employee Conditions from five to four, and may be willing to further reduce that to three key employees (i.e., the Key Employees).
On the evening of September 28, 2022, representatives of Paul, Weiss and Freshfields held a call to discuss certain terms of the draft Merger Agreement.
On September 29, 2022, Freshfields delivered a revised draft of the Merger Agreement to Paul, Weiss, which, among other things, reinstated the Employee Conditions, which would be applicable to the Key Employees. The revised draft Merger Agreement also contained a compromise proposal with respect to the Regulatory Investigations Condition consisting of more specific language that clarified that the condition would not be satisfied in circumstances where a decision by the EC to examine the Transactions under the EU Merger Regulation or any notification of a referral request under the EU Merger Regulation would prevent or make unlawful the consummation of the Transactions. Freshfields also indicated in that distribution that the revised draft Merger Agreement represented Parent’s final position on the material points that had been the subject of negotiations between the parties, including with respect to the Employee Conditions.
On September 30, 2022, Paul, Weiss, delivered the draft form of the Tender and Support Agreements to each of the Supporting Stockholders and, from September 30, 2022 to October 1, 2022 representatives of each of the Supporting Stockholders and Freshfields negotiated the respective final, mutually agreed terms of each Tender and Support Agreement.
On October 1, 2022, Paul, Weiss delivered a revised draft of the Merger Agreement to Freshfields, which retained the Employee Conditions as proposed in the draft most recently received from Freshfields.
On October 2, 2022, Mr. Chereau and Mr. Dunoyer discussed the current terms of the revised draft Merger Agreement. Later that day, Freshfields and Paul, Weiss exchanged drafts of the Merger Agreement.
On October 2, 2022, the Company Board duly adopted by unanimous vote resolutions (a) determining that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approving the Merger Agreement and the Transactions, including the Offer and the Merger, and declaring the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL and (d) resolving to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
On October 2, 2022, the respective boards of directors of each of Parent and Purchaser unanimously approved and determined that the Merger Agreement and the Transactions, including the Offer and the Merger, in accordance with each of their obligations under the Merger Agreement.

Following the meeting of the Company Board, on October 2, 2022, Paul, Weiss and Freshfields finalized the terms of the Merger Agreement. Early in the morning of October 3, 2022, the Company, Parent and Purchaser executed and delivered the Merger Agreement, and the Supporting Stockholders executed and delivered the Tender and Support Agreements.
Later in the morning of October 3, 2022, prior to the opening of trading of the Shares on NASDAQ, Parent and the Company each issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer to acquire all of the issued and outstanding Shares at a price of $2.07 per Share, to the seller in cash, without interest.
On October 18, 2022, Purchaser filed this Offer to Purchase and commenced the Offer, and the Company filed the Schedule 14D-9.
Past Contacts, Transactions, Negotiations and Agreements
For information on the Merger Agreement and the other agreements between the Company and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties” and Section 11 — “The Merger Agreement; Other Agreements.”
11.
The Merger Agreement; Other Agreements

The Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary of the Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Purchaser, the Company or their respective affiliates, and it is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about the Company or the Transactions contemplated in the Merger Agreement contained in public reports filed by the Company with the SEC. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this section and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement (which we refer to as the “Company Disclosure Letter”) and a confidential disclosure schedule delivered by Parent to the Company, in each case in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company, Parent or Purchaser at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into the Schedule TO and related exhibits, including this Offer to Purchase, and the Schedule 14D-9 filed by the Company on October 18, 2022, as well as in the Company’s other public filings.

The Offer
The Merger Agreement provides that Purchaser will commence the Offer on or before October 18, 2022, and that, subject to the satisfaction of the Minimum Tender Condition, the satisfaction or waiver of the other Offer Conditions, including the Injunction Condition and the Key Employee Conditions (to the extent waiver is permitted under applicable law and under the Merger Agreement) and the other conditions that are described in Section 15 — “Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) promptly (and in any event within two business days) following the applicable Offer Expiration Time. The initial Offer Expiration Time will be one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022.
Terms and Conditions of the Offer
The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the prior satisfaction or waiver (to the extent waiver is permitted under applicable law and under the Merger Agreement) of the conditions set forth in Section 15 — “Conditions of the Offer.” Pursuant to the Merger Agreement, Parent and Purchaser expressly reserve the right (in their sole discretion) to (a) to increase the Offer Price, (b) waive any Offer Condition (other than the Minimum Tender Condition and the Termination Condition) and (c) amend, modify or supplement any of the other terms or conditions of the Offer, prior to the Offer Acceptance Time to the extent not consistent with the Merger Agreement; provided, that unless otherwise provided by the Merger Agreement, without the prior written consent of the Company, neither Parent nor Purchaser will (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the number of the Shares sought to be purchased in the Offer, (d) impose conditions or requirements to the Offer in addition to the Offer Conditions, (e) amend or modify any of the Offer Conditions in a manner that would adversely affect any holder of the Shares in any material respect or that would, individually or in the aggregate, reasonably be expected to prevent or delay beyond the End Date the consummation of the Offer or have any effect that, individually or in the aggregate with one or more effects, would prevent, materially impair or materially delay beyond the End Date the consummation by Parent or Purchaser of any of the Transactions (except to effect an extension of the Offer to the extent expressly permitted or required by the Merger Agreement), (f) change or waive the Minimum Tender Condition, (g) extend or otherwise change the Offer Expiration Time in a manner other than as required or permitted by the Merger Agreement or (h) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act. The Offer may not be terminated or withdrawn as of the Offer Expiration Time (or any rescheduled Offer Expiration Time) of the Offer, unless the Merger Agreement is terminated in accordance with its terms thereof.
Extensions of the Offer
The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. We have agreed in the Merger Agreement that Purchaser will be required or permitted to extend the Offer from time to time in the following circumstances:
i.
if, as of the scheduled Offer Expiration Time, any Offer Condition (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such Offer Conditions being capable of being satisfied) is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied;

ii.
Purchaser will (and Parent will cause Purchaser to) extend the Offer from time to time for, without the consent of the Company: (a) any period required by applicable law, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; and (b) periods of up to ten business days per extension, until the Injunction Condition (solely with respect to an order, injunction or investigation (relating to antitrust laws)) has been satisfied;

iii.
if, as of the scheduled Offer Expiration Time, any Offer Condition (other than the Minimum

Tender Condition and those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) is not satisfied and has not been waived, Purchaser will (and Parent will cause Purchaser to), at the written request of the Company, extend the Offer on one or more occasions for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; and
iv.
if, as of the scheduled Offer Expiration Time, the Minimum Tender Condition is not satisfied but all other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Purchaser will (and Parent will cause Purchaser to) extend the Offer on one occasion for an additional period specified by the Company of up to ten business days to permit the Minimum Tender Condition to be satisfied.

However, Purchaser is not required to extend the Offer beyond (a) the valid termination of this Merger Agreement in accordance with its terms or (b) 5:00 p.m. Eastern time on April 2, 2023, except that such date may be extended by Parent, on the one hand, or the Company, on the other hand, by notice in writing to the other party thereto prior to the then-applicable End Date, to extend the End Date, no more than twice, by a period of ninety calendar days if on the then-applicable End Date all of the conditions to consummation of the Merger and the Offer Conditions (other than (x) those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time (including the Minimum Tender Condition) and (y) the Injunction Condition (solely with respect to an order, injunction or investigation relating to antitrust laws)), will have been satisfied or will be capable of being satisfied at such time (such date, as it may be extended, we refer to as the “End Date”).
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
Pursuant to the Merger Agreement, on the same date as the Offer Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the effective time, but subject to the satisfaction or waiver of such conditions), Purchaser will merge with and into the Company, and the Company will survive the Merger as the Surviving Corporation and as a wholly owned subsidiary of Parent. At the effective time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL, including Section 251(h) thereof. As of the effective time, the certificate of incorporation of the Surviving Corporation will be amended and restated as a result of the Merger to conform to the applicable exhibit to the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser in effect immediately prior the effective time (except that references to Purchaser’s name will be replaced by references to “LogicBio Therapeutics, Inc.”), and the provisions with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers in such certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable in any material respect than are set forth in the Company’s certificate of incorporation and bylaws as in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Offer Acceptance Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Offer Acceptance Time, were indemnified parties thereunder, unless such modification is required by law, and then only to the minimum extent required by law.
The directors and officers of Purchaser immediately prior to the effective time will be the respective directors and officers of the Surviving Corporation. Such directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
The Merger Agreement provides the Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of the Company stockholders.

Effect of the Merger on the Shares
At the effective time, each Share issued and outstanding immediately prior to the effective time (other than Shares (a) irrevocably accepted for purchase by Purchaser in the Offer, (b) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly owned subsidiary of the Company, in each case immediately prior to the effective time, (c) owned by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or (d) held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL, will be cancelled and automatically converted into the right to receive the Offer Price, without interest, in cash, less any applicable withholdings taxes (which we refer to as the “Merger Consideration”). Shares described in clauses (a), (b) and (c), which, in the case of clauses (b) and (c), we refer to as “Excluded Shares,” will be automatically cancelled and retired and will cease to exist at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (d), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL (as further described in Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights”). For the avoidance of doubt, Shares irrevocably accepted for purchase by Purchaser in the Offer are Excluded Shares that will not be paid for again in connection with the Merger, but this does not affect Purchaser’s obligation to pay the Offer Price for each Share so tendered in connection with the Offer.
At the effective time, each share of common stock, $0.01 par value per share, of Purchaser then outstanding immediately before the effective time will be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation and will constitute the only outstanding shares of the Surviving Corporation.
Payment Procedures
Prior to the Offer Acceptance Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the Depositary for the holders of any Shares to receive (a) the Offer Price to which holders of such Shares will become entitled to pursuant to the terms of the Merger Agreement and (b) the Merger Consideration to which holders of such Shares will become entitled to pursuant to the terms of the Merger Agreement. The agreement pursuant to which Parent will appoint the Depositary will be in form and substance reasonably acceptable to the Company. Parent will be responsible for all expenses of the Depositary. At or promptly following the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, (i) with the Depositary, cash sufficient to make payment of the aggregate Offer Price and (ii) with the Depositary, cash sufficient to make payment of the aggregate Merger Consideration, in each case, pursuant to the Merger Agreement (together, the “Payment Fund”). The Payment Fund will not be used for any other purpose.
Promptly following the effective time, but in no event later than three business days after the effective time, the Surviving Corporation will cause the Depositary to mail to each holder of record of the Shares entitled to receive the Merger Consideration pursuant to the Merger Agreement the form Letter of Transmittal (which will be in reasonable and customary form and will specify that delivery will be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Depositary) and instructions for use in effecting the surrender of the Certificates or book-entry Shares pursuant to such Letter of Transmittal.
Upon surrender to the Depositary of Certificates (or effective affidavits of loss in lieu thereof) or book-entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or book-entry Shares will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or book-entry Shares, and such Certificates and book-entry Shares will then be canceled. No interest will accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or book-entry Shares for the benefits of the holder thereof.

If the payment of any Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment will have paid all transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or will have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. None of Parent, Purchaser and the Surviving Corporation will have any liability for transfer and other similar taxes described hereof under any circumstance.
Payment of the applicable Merger Consideration with respect to book-entry Shares will only be made to the person in whose name such book-entry Shares are registered. Until surrendered as contemplated by the Merger Agreement, each Certificate and book-entry Share will be deemed at any time after the effective time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate or book-entry Shares have been converted pursuant to the Merger Agreement.
Notwithstanding the requirements to surrender a Certificate contained in the Merger Agreement, if any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which will not exceed the Merger Consideration payable with respect to such Certificate), the Depositary will pay (less any amounts entitled to be deducted or withheld as required under the Merger Agreement), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by Article III of the Merger Agreement.
At the close of business on the day of the effective time, the stock transfer books of the Company with respect to the Shares will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the effective time, the holders of the Shares outstanding immediately prior to the effective time will cease to have any rights with respect to such Shares except as otherwise provided in the Merger Agreement or by applicable law.
Each of the Depositary, Parent, Purchaser, the Company and the Surviving Corporation and each of their respective affiliates will be entitled to deduct and withhold from any cash amounts payable pursuant to the Merger Agreement to any payee thereof such amounts as it is required to deduct or withhold therefrom under applicable law except (a) with respect to amounts treated as compensation for tax purposes or (b) as a result of the failure of any holder of Shares to provide an IRS Form W-9 or W-8, as applicable, Parent will provide the Company written notice of any applicable payor’s intention to make such deduction or withholding at least ten days prior to the effective time and will provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent will reasonably cooperate with the Company to obtain such reduction or relief from such deduction or withholding. Any such amounts deducted or withheld and remitted to the appropriate governmental entity in accordance with applicable law will be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
At any time following twelve months after the effective time, the Surviving Corporation will be entitled to require the Depositary to deliver to it any funds which had been made available to the Depositary and not disbursed to holders of Certificates or book-entry Shares (including all interest and other income received by the Depositary in respect of all funds made available to it), and, thereafter, such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar requirements under applicable law) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or book-entry Shares held by them. Neither the Surviving Corporation nor the Depositary will be liable to any holder of Certificates or book-entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar requirements under applicable law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental entity will become, to the extent permitted by applicable law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto.
The Payment Fund will be invested by the Depositary as directed by the Surviving Corporation; provided, that such investments will be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument will have a maturity exceeding three months; provided, further, that no such investment or losses thereon will affect amounts payable to the holders of the Shares pursuant to the Merger Agreement (including in the Offer or the Merger). To the extent there are losses or the Payment Fund for any reason (including Dissenting Shares losing their status as such) is less than the level required to pay the aggregate Offer Price or the aggregate Merger Consideration payable pursuant to the Merger Agreement, Parent will promptly provide, or will cause the Surviving Corporation to promptly provide, additional funds, in cash, to the Payment Fund for the benefit of such holders of Shares in the amount of any such losses or other amounts necessary to satisfy the obligations of Parent and the Surviving Corporation to make prompt payments of the amounts payable pursuant to the Merger Agreement (including in the Offer or the Merger).
Treatment and Payment of the Company Equity Awards
As soon as practicable following the execution of the Merger Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company 2014 Equity Incentive Plan and the Company 2018 Equity Incentive Plan (together, the “Company Stock Plans”)) will adopt such resolutions as may be required to effect the following:
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Each award of an option to purchase any Shares granted pursuant to the Company Stock Plans (each, a “Company Option”) outstanding as of immediately prior to the effective time (a) that is vested as of immediately prior to the effective time or (b) held by any non-employee director of the Company will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (x) the aggregate number of Shares subject to such Company Option, multiplied by (y) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of taxes, which will be payable promptly following the effective time and in no case later than the second regularly scheduled payroll following the effective time (the “Closing Payment Schedule”); provided, that any such Company Option with a per share exercise price equal to or greater than the Offer Price will be automatically cancelled for no consideration.

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Each Company Option outstanding and unvested as of immediately prior to the effective time held by any person other than an Executive Employee (as defined in the Merger Agreement) (such individuals that are not Executive Employees, “Non-Executive Holder”) that would have had its first vesting date on March 1, 2023 or June 1, 2023 pursuant to its terms on the date of the Merger Agreement will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (a) the aggregate number of Shares with respect to which such Company Option would have vested prior to November 30, 2023 pursuant to its terms on the date of the Merger Agreement and (b) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of taxes. The cash amount will be payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the applicable Non-Executive Holder’s continuous employment or service through March 1, 2023; provided that in the event a Non-Executive Holder incurs a termination of employment or service without Cause (as defined in the applicable employee’s employment agreement or if no such agreement exists, the Company Non-Executive Change in Control Severance Plan) prior to March 1, 2023, such individual will be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed or engaged through March 1, 2023, with such cash payment payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the execution of an effective release of claims in favor of Parent.

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The portion of each Company Option outstanding and unvested as of immediately prior to the effective time held by any Non-Executive Holder that would have vested after November 30, 2023 pursuant to its terms on the date of the Merger Agreement will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (a) the aggregate number of Shares with respect to which such Company Option would have vested after November 30, 2023 pursuant to its terms on the date of the Merger Agreement and (b) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of taxes, payable on the Closing Payment Schedule. Such cash amount will be payable promptly following December 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following December 1, 2023, subject to the applicable Non-Executive Holder’s continuous employment or service through December 1, 2023; provided that in the event a Non-Executive Holder incurs a termination of employment or service without Cause prior to December 1, 2023, such individual will be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed or engaged through December 1, 2023, with such cash payment payable promptly following December 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following December 1, 2023, subject to the execution of an effective release of claims in favor of Parent. Notwithstanding the foregoing, any Company Option held by a Non-Executive Holder with a per share exercise price equal to or greater than the Offer Price will be automatically cancelled for no consideration.

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Each Company Option outstanding and unvested as of immediately prior to the effective time held by any Executive Employee of the Company will be cancelled and automatically converted into: (a) the right to receive an amount in cash equal to the product of (i) the aggregate number of Shares with respect to which such Company Option would have vested prior to November 2023 pursuant to its terms on the date of the Merger Agreement and (ii) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, subject to any required withholding of taxes, which will be payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll following March 1, 2023, subject to the applicable Executive Employee’s continuous employment through March 1, 2023; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to March 1, 2023, such individual will be entitled to the cash payment that would have been payable to the individual had such individual remain continuously employed through March 1, 2023, with such cash payment payable promptly following March 1, 2023 and in no case later than the second regularly scheduled payroll of the Company following March 1, 2023, subject to the execution of an effective release of claims in favor of Parent; (b) a restricted stock unit award (each, an “Assumed RSU Award”) with respect to a number of American depository shares of AstraZeneca PLC (“Parent Holdco”) representing a beneficial interest in 0.5 Parent Holdco ordinary shares, par value $0.25 per share, of Parent Holdco (the “Parent Holdco ADSs”) (rounded down to the nearest whole share) equal to (i) the product of (x) the aggregate number of Shares with respect to which such Company Option would have vested pursuant to its terms on the date of the Merger Agreement after October 2023 and prior to November 2025 pursuant to its terms in effect on the date of the Merger Agreement and (y) the excess if any, of the Offer Price over the applicable per share exercise price of such Company Option, divided by (ii) the arithmetic average of the volume-weighted averages of the trading prices of Parent Holdco ADSs on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the effective time (the “Parent Holdco ADS Price”), vesting in two equal annual installments on November 1, 2023 and November 1, 2024, subject to the applicable Executive Employee’s continuous employment through the applicable vesting date; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to the applicable vesting date, such Assumed RSU Awards will immediately vest, subject to the execution of an effective release of claims in favor of Parent; and (c) an Assumed RSU Award with respect to a number of Parent Holdco ADSs (rounded down to the nearest whole share) equal to (i) the product of (x) the aggregate number of Shares with respect to which such Company Option would have vested after October 2025 pursuant to its terms in effect on the date the Merger Agreement and (y) the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, divided by (ii) the Parent Holdco

ADS Price, vesting on November 1, 2025, subject to the applicable Executive Employee’s continuous employment through the applicable vesting date; provided that in the event an Executive Employee incurs a termination of employment without Cause prior to the applicable vesting date, such Assumed RSU Awards will immediately vest, subject to the execution of an effective release of claims in favor of Parent. Parent will use reasonable best efforts to cause Parent Holdco to, at or prior to the effective time, register on an appropriate registration statement the Parent Holdco ADSs evidencing Parent Holdco ordinary shares in respect of the Assumed RSU Awards. Parent will use reasonable best efforts to cause Parent Holdco to take all corporate actions necessary to authorize the issuance of the Parent Holdco ADSs, and cause the Parent Holdco ADSs, when issued and delivered, to be duly authorized, validly issued, fully paid, and nonassessable, free and clear of any liens or encumbrances, and issued in compliance with applicable law. If such Parent Holdco ADSs are not able to be issued, or for any other reason Parent Holdco does not issue such Parent Holdco ADSs under any Assumed RSU Award in accordance with the Merger Agreement, then Parent will pay to the holder of each such Assumed RSU Award that vests (it being understood that the same vesting conditions applicable to the applicable Assumed RSU Award will apply for this purpose) a cash payment, on or promptly after the date that such Assumed RSU Award otherwise would have vested, with a value (per Parent Holdco ADS subject to the Assumed RSU Award) equal to the closing price of a Parent Holdco ADS on NASDAQ on the date of vesting. Notwithstanding the foregoing, any Company Option held by an Executive Employee with a per share exercise price equal to or greater than the Offer Price will be automatically cancelled for no consideration.
The Surviving Corporation will pay on the timing dates set forth above the cash amounts payable pursuant to the Merger Agreement, as applicable, net of any applicable withholding taxes, through payroll by the Surviving Corporation (subject to any required tax withholdings) to the applicable holders of such Company Options. If any payment owed to any holder of Company Options in accordance with the Merger Agreement cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder promptly (and in any event no later than on the Closing Payment Schedule).
With respect to any amount payable in accordance with the Merger Agreement that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a tax or penalty under Section 409A of the Code, such payment will instead be made at the earliest time permitted under the Merger Agreement and the terms of the corresponding award that will not result in the imposition of such tax or penalty. The Company will take all actions necessary to ensure that from and after the effective time, neither Parent nor the Surviving Corporation will be required to deliver Shares, other capital stock of the Company or other compensation of any kind (other than amounts required to be paid pursuant to the Merger Agreement) to any person pursuant to or in settlement of any Company equity or equity-based awards under the Company Stock Plans or otherwise and the Company Stock Plans will thereupon terminate.
Appraisal Rights
Notwithstanding anything to the contrary in the Merger Agreement, Shares that are outstanding immediately prior to the effective time and held by Company stockholders that are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, we refer to such shares as the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but will, by virtue of the Merger, be entitled to only such consideration as will be determined pursuant to Section 262 of the DGCL; provided, that if any such holder will have failed to perfect or will have otherwise effectively waived, withdrawn or lost such holder’s right to appraisal and payment under the DGCL or if a court of competent jurisdiction will determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s Shares will be deemed to have been converted as of the effective time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to the Merger Agreement), and such Shares will not be deemed to be Dissenting Shares.

The Company is required to give Parent (a) prompt written notice of any written demands received by the Company for appraisal of any Shares and (b) the right to direct and participate in all negotiations and proceedings with respect to such demands. The Company will not make any voluntary payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing, in each case without the prior written consent of Parent.
Representations and Warranties; Material Adverse Effect
The Merger Agreement contains representations and warranties of the Company and of Parent and Purchaser.
Subject to certain exceptions in the Merger Agreement, in the Company Disclosure Letter and as disclosed in the Company’s public filings with the SEC on or after January 1, 2019, the Merger Agreement contains representations and warranties of the Company as to, among other things:
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organization, general authority and good standing and qualification to do business;

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authorized share capital of the Company, issued and outstanding equity of the Company and other matters regarding capitalization;

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subsidiaries and equity interests;

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corporate authority to enter into the Merger Agreement, and recommendations and approvals relating to the execution, delivery and performance of the Merger Agreement;

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enforceability of the Merger Agreement;

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governmental authorizations;

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absence of conflicts and required consents;

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SEC documents, financial statements and absence of undisclosed liabilities

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confirmation with respect to information supplied for this Schedule TO and statements made in other documents required to be filed with the SEC or distributed to the Company’s stockholders in connection with the Offer;

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absence of certain events or changes since December 31, 2021, including the absence of a Company Material Adverse Effect (as defined below);

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the Company’s tax returns, filings and other tax matters;

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the Company’s employee benefit plans, employee relations and related labor matters;

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title to real property and other assets;

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the Company’s contracts and enforceability thereof;

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litigation against or involving the Company;

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compliance with applicable laws and permits;

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regulatory matters;

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compliance with environmental laws;

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the Company’s intellectual property and compliance with data privacy laws;

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insurance;

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opinion of the Company’s financial advisor;

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brokers’ fees and expenses;

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absence of related party transactions;

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applicability of anti-takeover statutes, regulations and provisions;

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compliance with trade controls and anti-corruption laws; and

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absence of other representations or warranties and non-reliance.

Subject to certain exceptions in the Merger Agreement, the Merger Agreement also contains representations and warranties of Parent and Purchaser as to, among other things:
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organization, requisite power and authority to carry on its business and good standing and qualification to do business;

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corporate authority to enter into the Merger Agreement, and consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

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enforceability of the Merger Agreement;

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governmental authorizations;

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absence of conflicts and required consents;

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capitalization and operations of Purchaser and absence of ownership of any Shares;

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funds necessary to consummate the Transactions;

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the solvency of the Surviving Corporation;

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litigation against Parent;

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absence of arrangements with the Company Board or management of the Company;

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broker’s fees and expenses;

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information supplied for the Schedule 14D-9 and statements made in this Offer to Purchase and other documents required to be filed with the SEC or distributed to the Company’s stockholders in connection with the Offer; and

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non-reliance on estimates, projections and forecasts of the Company.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” qualification with respect to the Company or a “Parent Material Adverse Effect” (as defined below) with respect to Parent or Purchaser.
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, change, development, occurrence, result or effect (an “Effect”) that, individually or in the aggregate with any one or more other Effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the subsidiaries of the Company, taken as a whole.
However, no Effect resulting or arising from the following, individually or in the aggregate with any one or more other Effects, will constitute or will be considered in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect:
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changes in general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world;

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changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

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changes in conditions generally affecting the industry in which the Company and the subsidiaries of the Company operate;

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any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

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any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God (or any worsening of any of the foregoing), including, in each case, the response of governmental and non-governmental entities (including COVID-19 measures);

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any failure by the Company or any of the subsidiaries of the Company to meet any internal or external projections or forecasts, any change in the market price or trading volume of the Shares or any change in the Company’s credit rating (but excluding, in each case, the underlying causes of such failure or decline unless such underlying causes are otherwise included in the exceptions to the definition of Company Material Adverse Effect);
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the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Purchaser or their respective affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, consultants or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4 or Section 4.5 of the Merger Agreement or any condition relating thereto);

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changes in, including any actions taken to comply with any change in, applicable laws or the interpretation thereof;

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changes in GAAP or any other applicable accounting standards or the interpretation thereof;

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any action required to be taken by the Company pursuant to the terms of the Merger Agreement (other than compliance by the Company and its subsidiaries with the obligations set forth in Section 6.1 of the Merger Agreement) or taken at the written direction of Parent or Purchaser;

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any stockholder litigation (or a derivative or similar claim) or other proceeding brought in connection with the Merger Agreement or any of the Transactions, including breach of fiduciary duty or inadequate disclosure claims; or

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the results of research and development, clinical trials or other drug development activities conducted by or on behalf of the Company or its subsidiaries in respect of any of product candidates of the Company or its subsidiaries.

However, with respect to any Effect referred to in the first, second, third, fourth, fifth, eighth or ninth bullet points above, such exceptions may constitute, and be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and only to the extent that such change or event, individually or in the aggregate, has a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, as compared to any other companies or businesses that operate in the industry in which the Company and the subsidiaries of the Company operate.
For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, would prevent, materially impair or materially delay beyond the End Date the consummation by Parent or Purchaser of any of the Transactions.
Conduct of Business Pending the Merger
The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the effective time and the termination of the Merger Agreement in accordance with its terms, during such period, and except (a) as required by the Merger Agreement, (b) as may be required by applicable law (including any COVID-19 measures) or pursuant to the terms of any Company Benefit Plan (as defined in the Merger Agreement) as of the date of the Merger Agreement, (c) as set forth in the Company Disclosure Letter or (d) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, use its reasonable best efforts to conduct its business and the business of the subsidiaries of the Company in the ordinary course in all material respects, and, to the extent consistent therewith, use reasonable best efforts to: (i) preserve intact its business organizations, goodwill, assets, properties and contracts and maintain and preserve its rights, franchises and keep available existing relations with customers, suppliers, licensors, licensees, manufacturers, distributors, officers, employees, business associates and other persons having business dealings with it; and (ii) maintain and enforce in all material respects the material owned intellectual property that the Company has the right to prosecute and enforce consistent with past practice and subject to the Company’s reasonable business judgement; provided that (x) no action by the Company or any of the subsidiaries of the Company to the extent expressly permitted by an exception to the bullets listed below will be deemed a breach of the foregoing and (y) the Company’s or its subsidiaries’ failure to take any action prohibited by the bullets listed below will not be deemed a breach of the foregoing. Without limiting the foregoing, and subject to clauses (a) through (d) above, the Company will not and will cause each subsidiary of the Company not to.
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issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights other than the issuance of Shares in respect of the vesting or exercise of Company Options or Company Warrants (as defined in the Merger Agreement) outstanding as of the date of the Merger Agreement in accordance with their terms in effect as of the date of the Merger Agreement;

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(a) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (b) repurchase, redeem or otherwise acquire, or permit any subsidiary of the Company to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or rights, except as required by the terms of the Company Stock Plans and any related award agreements outstanding and in effect as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement, or to satisfy any tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of the Merger Agreement or by any Company Benefit Plan;

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(a) sell, lease, sublease, license, sublicense, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any lien all or any material portion of its assets, businesses or properties other than (i) any sales, leases, or dispositions of assets (other than material intellectual property) in the ordinary course of business, (ii) any distributions expressly permitted under the following bullet, (iii) any non-exclusive licenses or sublicenses of, or other similar agreements with respect to, intellectual property granted in the ordinary course of business, (iv) any disclosure of trade secrets pursuant to confidentiality agreements in the ordinary course of business, (v) any abandonments or lapses of immaterial intellectual property in the reasonable business judgement of the Company or any of its subsidiaries or (vi) expiration of any contracts by their terms; (b) acquire (by merger or otherwise) or lease any assets or all or any portion of (or interests in) the business or property of any other entity; provided that this clause (b) will not restrict purchases of products or supplies by the Company and its subsidiaries in the ordinary course of business; (c) merge, consolidate or enter into any other business combination transaction with any person (other than as permitted by the foregoing clause (b)); or (d) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

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make or declare dividends or distributions (whether in cash, assets, stock, other securities or otherwise) to (a) the holders of the Shares or any subsidiary of the Company or (b) any other equityholders or rights holders of the Company or equityholders of any subsidiary of the Company (other than any dividend or distribution from a wholly owned subsidiary to the Company or to any other wholly owned subsidiary);

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amend the Company’s or any of its subsidiary’s organizational documents as in effect on the date of the Merger Agreement;

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enter into any contract falling within certain categories set forth in the Merger Agreement (each, a “Company Specified Contract”) that is outside the ordinary course of business;

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modify, amend, terminate or assign, or waive or assign any rights under, any Company Specified Contract in any material manner;

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waive, release, assign, settle or compromise any material proceeding or settle or compromise any proceeding if such settlement or compromise (a) involves a material conduct remedy or material injunctive or similar relief, (b) involves an admission of criminal wrongdoing by the Company or any of the subsidiaries of the Company, (c) has in any material respect a restrictive impact on the business of the Company or any of the subsidiaries of the Company or (d) involving the payment of more than $500,000;

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implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

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(a) commence any clinical trial of which Parent has not been informed prior to the date of the Merger Agreement, (b) unless mandated by FDA or any comparable governmental entity, discontinue, terminate or suspend any ongoing clinical trial or (c) except as required by applicable law, discontinue, terminate or suspend any ongoing IND-enabling preclinical study, in each case with respect to clauses (a) through (c), without first consulting with Parent in good faith;

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sell, license, abandon or otherwise dispose of any material owned intellectual property (other than the licensing or abandonment of owned intellectual property in the ordinary course of business);

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disclose to any person any material trade secret included in the owned intellectual property or licensed intellectual property other than pursuant to a non-disclosure agreement or other contract restricting the disclosure and use of such trade secret (except for any such disclosures made as a result of publication of a patent application filed by the Company or in connection with any required regulatory filing);

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(a) make, change, revoke, rescind, or otherwise modify any material election relating to taxes, (b) settle or compromise any material proceeding, audit or controversy relating to taxes, (c) amend any material tax return or file any tax return that was prepared in a manner inconsistent with past practice, (d) enter into any closing agreement with respect to any material tax, (e) surrender any right to claim a material tax refund, (f) adopt, change, or otherwise modify any material tax accounting period or any tax accounting method, (g) request any extension or waiver of the limitation period applicable to any material tax claim or assessment; or (h) fail to pay any income or other material tax (including any estimated tax) that becomes due and payable;

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except as required by applicable law, expressly required or permitted by the Merger Agreement or required by the terms of any Company Benefit Plan, (a) grant or commit to grant to any current or former director, officer, employee, contractor, consultant or service provider any increase in cash compensation, bonus or fringe or other benefits, other than with respect to employees below the level of vice president in the ordinary course of business in connection with the Company’s or any of its subsidiaries’ annual merit-based compensation review process, provided, that no such increase will exceed 3% of an individual’s annual cash compensation, (b) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Company Benefit Plan, except for amendments to Company Benefit Plans that are health plans made in the ordinary course of business that do not materially increase the expense of maintaining such plan, (c) grant or amend any equity or equity-based awards except amendments required by existing Company Stock Plans, (d) enter into any employment, consulting, change in control, retention or severance agreement with, or grant or provide any severance, change in control, or retention payments or benefits to, any current or former director, officer, employee, contractor, consultant or service provider, (e) hire any officer, employee, contractor or consultant, other than individuals below the level of vice president, to replace employees who have departed, or terminate the employment or services of any officer, employee, contractor or service provider or (f) take any action to accelerate the vesting or payment date of any Company equity awards or accelerate the vesting or payment of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan or otherwise;

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(a) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under that certain Loan and Security Agreement, dated July 2, 2019, among Oxford Finance LLC, as collateral agent, the lenders party thereto, the Company and LogicBio Australia Pty Limited, as amended, modified, supplemented, restated or amended and restated through the date of the Merger Agreement (the “Existing Credit Agreement”) in the ordinary course of business, (b) redeem, repurchase, cancel or otherwise acquire any indebtedness (directly, contingently or otherwise), (c) other than with respect to the loan and security agreement of the Company, create any material lien that is not a permitted lien on its property or the property of subsidiary of the Company in connection with any pre-existing indebtedness, new indebtedness or lease or (d) make or commit to make any capital expenditures except in the ordinary course of business;

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enter into any transaction or contracts with any affiliate or other person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

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make any loans, advances or capital contributions to, or investments in, any person (other than the Company or any wholly owned subsidiary or in connection with indemnification and advancement rights of the Company’s directors and officers) other than in the ordinary course of business;

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unless required by law, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its subsidiaries;

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implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws;

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waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor other than in the ordinary course of business; or

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agree or commit to do anything prohibited by the foregoing bullets.

Nothing contained in the Merger Agreement will give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the effective time. Prior to the effective time, each of Parent and the Company will exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.
Other Covenants and Agreements
No Solicitation; Takeover Proposal
Except as permitted by the Merger Agreement, the Company will, and will cause its controlled affiliates to, and will use its reasonable best efforts to cause its representatives (including directing them) to, cease any direct or indirect solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to any Company Acquisition Proposal (as defined below), and the Company will not and will cause its representatives not to (a) continue any direct or indirect solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any persons that may be ongoing with respect to any Company Acquisition Proposal and (b) directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, (iii) enter into any letter of intent, acquisition contract, contract in principle or other contract with respect to a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal (other than a customary confidentiality agreement that contains provisions (other than standstill provisions) that are no less favorable in the aggregate than those contained in the confidentiality agreements between the Company and Parent and that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise prohibit the Company from complying with, its obligations under the terms of the Merger Agreement (a “Company Acceptable Confidentiality Agreement”)) (a “Company Alternative Acquisition Agreement”) or (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Parent) with respect to the Company (unless the Company Board concludes in good faith, after consultation with its outside legal advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable laws). As soon as reasonably practicable after the date of the Merger Agreement, the Company will deliver a written notice to each person that entered into a confidentiality agreement for the purposes of evaluating a possible Company Acquisition Proposal that remains in effect notifying such person that the Company is ending all discussion and negotiations with such person and requesting the prompt return or destruction of all confidential information previously furnished to any person.

On the date of the Merger Agreement, the Company will terminate access by any third person (other than Parent and its representatives) who has made or would reasonably be expected to make a Company Acquisition Proposal, including any counterparty to a confidentiality agreement referred to in the previous sentence to any data room (virtual or actual) containing any confidential information of the Company or any of the subsidiaries of the Company.
Under the Merger Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, whether written or oral, contemplating or otherwise relating to, in a single transaction or series of related transactions, any (a) acquisition, disposition, sale, lease, exchange, transfer or license of the assets or the businesses of the Company or its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s consolidated net revenues or net earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding capital stock of the Company or its subsidiaries, (c) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding capital stock of the Company or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its subsidiaries that if consummated would result in any person or group beneficially owning 20% or more of the outstanding capital stock of the Company, in each case other than the Transactions.
Receipt of Company Acquisition Proposal
If, at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time, the Company or any of its representatives receives a bona fide written Company Acquisition Proposal from any person or group of persons, which Company Acquisition Proposal has not been withdrawn and did not proximately result from a breach of the Company’s non-solicitation obligations under the terms of the Merger Agreement, (a) the Company and its representatives may contact such person or group of persons solely to clarify the terms and conditions thereof and inform such person or group of persons of the terms of the Company’s non-solicitation obligation and (b) if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below), then the Company and its representatives may (i) negotiate and enter into a Company Acceptable Confidentiality Agreement with the person or persons making such Company Acquisition Proposal and furnish, pursuant to any such Company Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the person or group of persons who has made such Company Acquisition Proposal and their potential sources of financing and their respective representatives; provided, that the Company will substantially concurrently provide to Parent any non-public information concerning the Company that is provided to any such person given such access which was not previously provided to Parent or its representatives and (ii) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Company Acquisition Proposal and their potential sources of financing and their respective representatives; provided, that the Company may only take the actions described in clauses (i) and (ii) above if the Company Board determines, in good faith, after consultation with financial advisors and outside legal counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable laws.
Under the Merger Agreement, “Superior Offer” means a bona fide written Company Acquisition Proposal after the date of the Merger Agreement that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Company Acquisition Proposal that the Company Board deems relevant (including any revisions to the terms and conditions of the Merger Agreement proposed by Parent in response to such proposal in accordance with the Merger Agreement), if consummated, would be more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions; provided, that for purposes of the definition of “Superior Offer”, the references to “20% or more” in the definition of Company Acquisition Proposal will be deemed to be references to “more than 50%.”

Notice of Company Acquisition Proposal
The Company will (a) promptly (and in any event within thirty-six (36) hours) notify Parent if any inquiries, proposals or offers with respect to a Company Acquisition Proposal (or that would reasonably be expected to lead to a Company Acquisition Proposal) are received by the Company or any of its representatives, including the identity of the person or group of persons making such Company Acquisition Proposal, (b) provide to Parent a summary of the material terms and conditions of any such Company Acquisition Proposal (and any amendments thereto) and provide copies of any written materials setting forth such Company Acquisition Proposal (and any amendments thereto), (c) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Company Acquisition Proposal (and any amendments thereto) on a prompt basis and (d) upon the request of Parent, reasonably inform Parent of the status of such Company Acquisition Proposal (and any amendments thereto).
Company Board Recommendation; Company Adverse Recommendation Change; Fiduciary Exception
The Company has represented in the Merger Agreement that the Company Board, at a meeting thereof duly called and held, duly adopted by unanimous vote resolutions (which, subject to the terms of the Merger Agreement, have not been rescinded, modified or withdrawn in any way) (a) determining that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approving the Merger Agreement and the Transactions, including the Offer and the Merger, and declaring the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL and (d) resolving to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (such recommendation described in clause (d), the “Company Board Recommendation”).
Except as otherwise provided in the Merger Agreement, neither the Company Board nor any committee thereof will (a) (i) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Company Acquisition Proposal or (iii) resolve, agree or publicly propose to take any such actions, (b) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders, (c) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer within ten business days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such offer or (d) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Alternative Acquisition Agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (any action described in clause (a) through (d) being referred to as a “Company Adverse Change Recommendation”).
At any time prior to the Offer Acceptance Time, and subject to compliance with the non-solicitation provisions under the Merger Agreement, if the Company has received a written bona fide Company Acquisition Proposal (which Company Acquisition Proposal did not proximately result from a breach of the non-solicitation provisions of the Merger Agreement) from any person, and such Company Acquisition Proposal has not been withdrawn, (a) the Company Board may make a Company Adverse Change Recommendation or (b) the Company may terminate the Merger Agreement pursuant to the terms of the Merger Agreement to enter into a binding written definitive acquisition agreement with respect to such Superior Offer and to concurrently pay the termination fee set forth in the Merger Agreement, in each case, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Company Acquisition Proposal is a Superior Offer and that the failure to take such actions would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable laws; (ii) the Company will have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate the Merger Agreement at least five business days prior to making any such Company Adverse

Change Recommendation or termination (a “Determination Notice”) (which notice will not constitute a Company Adverse Change Recommendation); and (c) (i) the Company will have provided to Parent a summary of the material terms and conditions of the Company Acquisition Proposal in accordance with the terms of the Merger Agreement and provided to Parent the latest draft of any documentation being negotiated in connection with the applicable Company Acquisition Proposal, (ii) the Company will have given Parent the five business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal and will have made its representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (iii) after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Parent, after consultation with outside legal counsel and financial advisors, the Company Board will have determined, in good faith, that such Company Acquisition Proposal is a Superior Offer and that the failure to take such actions would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable laws. These provisions also apply to any material amendment to any Company Acquisition Proposal, which will require a new Determination Notice, except that the references to five business days will be deemed to be three business days, during which time the Company and its representatives will again comply with clause (c) above.
Change in Circumstance
Other than in connection with a Company Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance (as defined below), if and only if: (a) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable laws; (b) the Company will have given Parent a Determination Notice at least five business days prior to making any such Company Adverse Change Recommendation; and (c) (i) the Company will have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance, (ii) the Company will have given Parent the five business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal, and will have made its representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (iii) after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Parent, after consultation with outside legal counsel and financial advisors, the Company Board will have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable laws. The provisions described above will also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which will require a new Determination Notice, except that the references to five business days will be deemed to be three business days, during which time the Company and its representatives will again comply with clause (c) above.
Under the Merger Agreement, a “Change in Circumstance” means any material event, development or change in circumstances with respect to the Company (other than any event, development or change in circumstances resulting from a breach of the Merger Agreement by the Company) that (a) was not known to the Company Board, nor reasonably foreseeable by the Company Board, as of or prior to the date of the Merger Agreement and (b) does not relate to (i) the receipt, existence or terms of any Company Acquisition Proposal or matters relating thereto or consequences thereof, (ii) clearance of the Merger or the expiration or termination of any waiting period under the antitrust laws, (iii) any changes in the market price or in the trading volume of Shares, in and of itself (however, the underlying reasons for such changes may constitute a Change in Circumstance), (iv) changes in economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world, (v) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (vi) changes in conditions affecting the industry in which the Company and its subsidiaries operate, (vii) any changes in credit rating or the fact that, in and of itself, the Company meets or exceeds (or fails to meet or exceed) any internal or published forecasts, projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Change in Circumstance), (viii) the taking of any action required or expressly contemplated by the Merger Agreement or (ix) any event, development, condition or circumstance with respect to Parent or its affiliates.
Indemnification and Insurance
Without limiting any additional rights that any director, officer, trustee, employee, agent or fiduciary may have under any employment or indemnification agreement or under the Company’s organizational documents, or, if applicable, the organizational documents of any subsidiary of the Company, for a period of six years after the effective time, Parent will cause the Surviving Corporation to: (a) indemnify and hold harmless each person who was as of the date of the Merger Agreement, or has been or becomes at any time prior to the effective time, an officer or director of the Company or any of the Company’s subsidiaries and also with respect to any such person, by reason of the fact such person is or was a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Company benefit plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any of the Company’s subsidiaries and together with such person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable law in connection with any proceeding and any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (b) promptly pay on behalf of or, within ten days after any request for advancement, advance to each of the Indemnified Parties, any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any proceeding in advance of the final disposition of such proceeding, including payment on behalf of or advancement to the Indemnified Party of any indemnification expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that, to the extent required by applicable law, the payment of any indemnification expenses incurred by an Indemnified Party in advance of the final disposition of a proceeding will be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it will ultimately be determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Surviving Corporation pursuant to the Merger Agreement extend to acts or omissions occurring at or before the effective time and any proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any of the Company’s subsidiaries after the date of the Merger Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under the Merger Agreement, upon learning of any such proceeding, is required to notify the Surviving Corporation in writing (but the failure so to notify will not relieve a party from any obligations that it may have under the Merger Agreement, except to the extent such failure materially prejudices such party’s position with respect to such claims). Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any actual or threatened proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto. Without limiting the foregoing, Parent and Purchaser have agreed in the Merger Agreement that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing as of the date of the Merger Agreement in favor of the Indemnified Parties as provided in the Company’s organizational documents or the organization documents of any of the Company’s subsidiaries will be assumed by the Surviving Corporation in the Merger, without further action, at the effective time and will survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and continue in full force and effect in accordance with their terms.

Except to the extent required by applicable law, and then only to the minimum extent required by law, the Surviving Corporation’s organizational documents and the organizational documents of each of the Company’s subsidiaries will contain provisions no less favorable in any material respect with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s organizational documents and the organizational documents of such subsidiary of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Offer Acceptance Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Offer Acceptance Time, were Indemnified Parties, unless such modification is required by law, and then only to the minimum extent required by law; provided, however, that any such modification will be prospective only and will not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any proceeding made within such period continue until the disposition of such proceeding; provided, further, that subject to the applicable provisions of the Merger Agreement, nothing in the foregoing will prohibit Parent or any subsidiary of Parent from consolidating or merging the Surviving Corporation or any of the Company’s subsidiaries with any other person or discontinuing or winding up the Surviving Corporation or any subsidiary of the Company.
The Company will, on or prior to the effective time, purchase a six-year “tail” policy with respect to acts or omissions occurring or alleged to have occurred prior to the effective time that were committed or alleged to have been committed by such Indemnified Parties in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed 350% of the last annual premiums paid for the Company’s directors’ and officers’ liability and fiduciary liability insurance policies; provided that if the aggregate cost would exceed that limit, the Company will purchase as much coverage as reasonably practicable up to such limit.
If Parent, the Surviving Corporation or any of their respective successors or assigns (a) consolidates with or merges with or into any other person and will not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the respective successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in the Merger Agreement.
Efforts to Complete the Merger; Regulatory Approvals
The Merger Agreement provides that each of the Company, on the one hand, and each of Parent and Purchaser, on the other hand, will cooperate with the other party and use (and will cause their respective subsidiaries to use) its commercially reasonable efforts to:
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take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the consummation of the Merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as practicable, the Transactions;

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obtain promptly all consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the Transactions; and

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at Parent’s discretion, defend any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed.

Parent will, on behalf of the parties, control and lead all communications and strategy relating to the antitrust laws and litigation matters relating to the antitrust laws, subject to good faith consultations with the Company and the inclusion of the Company at meetings with governmental entities with respect to any discussion related to the Transactions under the antitrust laws;
At Parent’s discretion, if any proceeding, is instituted (or threatened to be instituted) challenging the Transactions as violative of any antitrust law, each of Parent and the Company will cooperate and use commercially reasonable efforts to contest, defend, appeal and resist any such proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, and to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or delays consummation of the Transactions. The parties will not be required to take any action with respect to any order or any applicable law or in order to obtain any approval or resolve any objection or impediment under any antitrust law which is not conditioned upon the consummation of the Transactions.
The terms of the Merger Agreement do not require Parent, Purchaser or any of their respective subsidiaries to, and the Company will not without the prior written consent of Parent, propose, negotiate, effect or agree to, or execute any settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity or with any other person obligating Parent, any of its subsidiaries, the Company or its subsidiaries to:
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sell, divest, license, otherwise convey, hold separate or otherwise limit or restrict the ability of Parent, Purchaser or any of their respective subsidiaries with regard to any asset or business of Parent, Purchaser, Company or any of their respective subsidiaries;

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implement any limitations or restrictions on the ability of Parent, Purchaser or any of their respective subsidiaries to hold and exercise full rights of ownership of any equity interests in the Surviving Corporation, including the right to vote such equity interests, or to effectively control the business or operations of the Company; or

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take any other action, in the case of each of the foregoing bullets, to the extent such action or condition would (a) materially impair the anticipated benefits of the Transactions to Parent and its subsidiaries, (b) have a material adverse effect on any product currently marketed or under development by Parent or (c) be on terms and conditions that are unreasonably burdensome to Parent (each such action or condition, a “Burdensome Condition”).

Nothing in the Merger Agreement requires Parent, Purchaser or any of their respective subsidiaries to litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a governmental entity seeking to impose a Burdensome Condition.
Third Party Approvals
Subject to the terms and conditions of the Merger Agreement, Parent and the Company and their respective subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all governmental entities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits (including environmental permits), consents, approvals and authorizations and to cause the Transactions to be consummated as expeditiously as practicable; provided, however, that, subject to such statements set forth in the Company Disclosure Letter, the Company will not be required under to compensate any third party, make any accommodation or commitment or incur any liability or obligation to any third party to obtain any such consent or approval, unless Parent or its affiliates agree to compensate any such third party on the Company’s behalf or to promptly reimburse the Company for any payments made or liabilities to any such third party, in each case, in connection with obtaining such consents or approvals, and the Company will not compensate or agree to compensate any such third party, make any accommodation or commitment or incur any liability or obligation to any such third party in connection with obtaining such consents or approvals without the prior written consent of Parent to be given or withheld in Parent’s sole discretion. Each of Parent and the Company has the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any governmental entities in connection with the Transactions. In exercising the foregoing right, each of the parties to the Merger Agreement has agreed to act reasonably and promptly. Each party to the Merger Agreement has agreed that it will consult with the other party thereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the Transactions, and each party thereto will keep the other party thereto apprised of the status of material matters relating to completion of the Transactions. The foregoing does not apply in the case of approval under antitrust laws.

Employee Matters
For a period of one year after the effective time (the “Continuation Period”), Parent will, and will cause the Surviving Corporation to, provide to each employee of the Company and its subsidiaries who is an employee of the Company or its subsidiaries immediately prior to the effective time (including, without limitation, any such employees who are on disability or other approved leave) (the “Continuing Employee”), for so long as the Continuing Employee is employed by the Surviving Corporation during the Continuation Period, (a) base cash compensation that is no less favorable than as in effect immediately prior to the effective time, (b) short-term bonus and short-term incentive opportunities (excluding any equity or equity-based compensation) that are no less favorable in the aggregate than those in effect immediately prior to the effective time and (c) other employee benefits (other than defined benefit pension, retiree welfare, nonqualified deferred compensation, change in control, retention, equity and equity-based compensation and severance benefits) to Continuing Employees that are substantially comparable in the aggregate to either those provided to the Continuing Employees as of the date of the Merger Agreement or those provided to similarly situated employees of Parent or any of its affiliates.
As soon as practicable following the effective time, Parent will, and will cause the Surviving Corporation to, provide to each Continuing Employee who, immediately prior to the effective time, is eligible to participate in an annual bonus program of the Company or any of its subsidiaries, a pro-rated portion of the annual bonus with respect to the portion of the year of the effective time that occurs prior to the effective time, at target performance levels.
Parent and the Company acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Benefit Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.
Parent will take commercially reasonable actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the effective time for the Continuation Period in the Company Benefit Plans (excluding any equity or equity-based arrangements or any long-term incentive arrangements) in which such Continuing Employee participated immediately prior to the effective time, or be eligible to participate from and after the effective time in Benefit Plans (as defined in the Merger Agreement) of Parent or any of its affiliates. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent will use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the plan year in which the effective time occurs, with any deductibles and copayments already incurred during such plan year under the comparable Company Benefit Plan. Parent will, or will cause the Surviving Corporation or their affiliates to, use commercially reasonable efforts to recognize each Continuing Employee’s years of service and level of seniority with the Company and its subsidiaries (including service and seniority with any other employer that was recognized by the Company or its subsidiaries) for purposes of terms of employment and eligibility, vesting and vacation benefit determination (but not for benefit accruals under any defined benefit pension plan) under the Replacement Plans, to the same extent and for the same purpose as was credited to the Continuing Employee under the corresponding Company Benefit Plan immediately prior to the effective time, but no credit for any service will be required that would result in a duplication of benefits or compensation. Parent will use commercially reasonable efforts to cause the waiver of any preexisting condition exclusion or restriction with respect to participation and coverage requirements under a Replacement Plan that is a group health plan applicable to a Continuing Employee for the plan year in which the effective time occurs to the extent such exclusion or restriction did not apply with respect to such Continuing Employee under the corresponding Company Benefit Plan immediately prior to the effective time. From and after the effective time, the Surviving Corporation will honor all Company Benefit Plans in accordance with their terms, including any Company Benefit Plans that provide for severance pay or benefits (it being understood that nothing in the Merger Agreement will be deemed to prohibit the Surviving Corporation, Parent or its affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms). Parent will cause the Surviving Corporation to honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the effective time.

Stock Exchange De-Listing
At or as promptly as practicable following the effective time, the Surviving Corporation will cause the Shares to be de-listed from NASDAQ and de-registered under the Exchange Act.
Transaction Litigation
Prior to the effective time, the Company will, as promptly as possible after obtaining knowledge thereof, notify Parent of any litigation against the Company and/or its directors relating to the Transactions. The Company will control any proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided that (a) Parent will have the right to participate in (but not control) the defense or settlement of such proceedings and (b) the Company will give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account; provided, that the disclosure of information in connection therewith will be subject to the access and confidentiality provisions of the Merger Agreement, including with respect to attorney-client privilege or any other applicable legal privilege. No such settlement will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Treatment of Existing Credit Agreement
Prior to or at, and conditioned upon, the occurrence of the effective time, the Company will deliver all notices and take all other actions reasonably required to facilitate the termination of commitments under that the Existing Credit Agreement, the repayment in full of all obligations then outstanding thereunder and the release of all liens in connection therewith on the effective time, and deliver to Parent on or prior to the first business day prior to the effective time a customary payoff letter in respect of the Existing Credit Agreement, which payoff letter will (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Existing Credit Agreement as of the anticipated effective time (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and liens in connection therewith on the assets of the Company or any of its subsidiaries will be, substantially concurrently with the receipt of the Payoff Amount on the effective time, automatically released or terminated and (c) indicate that the collateral agent under the Existing Credit Agreement will take such necessary additional actions and provide such further assurances to release and cause the release of all liens in connection therewith on the assets of the Company or its subsidiaries promptly following the effective time.
Conditions of the Offer
See “Section 15 — Conditions of the Offer.”
Conditions to the Merger
The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to complete the Merger are each subject to the satisfaction at or prior to the effective time (or, except with respect to the first bullet below, which will not be waivable, waiver by both the Company and Parent, to the extent permitted by applicable law) of each of the following conditions:
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there will not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions or imposing a Burdensome Condition as a condition or consequence of consummating the Transactions (including any decision by the European Commission to examine the Transactions under Article 22(3) of the EU Merger Regulation, and any notification of a referral request under Article 22 (2) of the EU Merger Regulation prior to such a decision having been made, each of which would prevent or make unlawful the consummation of the Transactions while the standstill obligation is in effect), nor will any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any governmental entity of competent jurisdiction directly or indirectly prohibit, or make illegal, the consummation of the Transactions or impose a Burdensome Condition as a condition or consequence of consummating the Transactions; provided, that no party to the Merger Agreement will be permitted to invoke this condition unless it will have taken all actions required under the Merger Agreement to have any such law or order lifted; and
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Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

Termination
The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, prior to the effective time as follows:
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by mutual written consent of each of the Company and Parent at any time prior to the Offer Acceptance Time;

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by either Parent or the Company if:

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a court of competent jurisdiction or other governmental entity of competent jurisdiction will have issued an order, decree or ruling, or will have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action will be final and non-appealable; provided, that no party to the Merger Agreement will be permitted to terminate the Merger Agreement pursuant to the foregoing if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such party thereto to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party thereto at or prior to the effective time;

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the Offer Acceptance Time will not have occurred on or prior to 5:00 p.m. Eastern time on April 2, 2023 (such date, the “End Date”); provided, that a party to the Merger Agreement will not be permitted to terminate the Merger Agreement pursuant to this bullet if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to the failure on the part of such party thereto to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party thereto; provided, further, that if on the End Date all of the conditions to effective time and the Offer Conditions (other than (a) those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time (including the Minimum Tender Condition) and (b) the Injunction Condition set forth in the annex to the Merger Agreement (solely with respect to an order, injunction or investigation relating to antitrust laws)), will have been satisfied or will be capable of being satisfied at such time, Parent, on the one hand, or the Company, on the other hand, may in each case elect by notice in writing to the other prior to the then-applicable End Date, to extend the End Date, no more than twice, by a period of ninety calendar days (and in the case of such extension, any reference to the End Date in any other provision of the Merger Agreement will be a reference to the End Date as so extended); or

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the Offer (as extended in accordance with the Merger Agreement) will have expired without the acceptance for payment of the Shares pursuant to the Offer; provided, however, that a party to the Merger Agreement will not be permitted to terminate the Merger Agreement pursuant to this bullet if the failure of the acceptance for payment of the Shares pursuant to the Offer is primarily attributable to a failure on the part of such party thereto to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party thereto at or prior to the acceptance for payment of Shares pursuant to the Offer and such party thereto has not cured such failure within five calendar days after having received notice thereof from the other party thereto; or

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by Parent prior to the Offer Acceptance Time if:

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whether or not permitted to do so: (a) the Company Board or any committee thereof will have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or will have effected a Company Adverse Change Recommendation; (b) in the case of a tender offer (other than the Offer) or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer; or (c) the Company Board will have failed to publicly reaffirm the Company Board Recommendation within five business days after Parent so requests in writing (or, if earlier, within two business days prior to the Offer Expiration Time); provided that (x) for each Company Acquisition Proposal that has been publicly disclosed (or materially modified), Parent may only make one such request with respect to each such Company Acquisition Proposal (or modification thereof) and (y) if no Company Acquisition Proposal has been publicly disclosed, Parent may only make one such request (a “Company Board Recommendation Termination”); or

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a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of the Company will have occurred such that the conditions related to the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality, would not be satisfied and (i) cannot be cured by the Company by the End Date, or (ii) if capable of being cured, will not have been cured within thirty days of the date Parent gives the Company written notice of such breach or failure to perform or, if earlier, by the End Date; provided, that Parent will not have the right to terminate the Merger Agreement hereunder if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation thereunder; or

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by the Company if:

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at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer in accordance with the terms of the Merger Agreement and substantially concurrently with such termination enter into a Company Alternative Acquisition Agreement; provided, that the Company has complied in all material respects with the requirements of the non-solicitation and Company Board Recommendation provisions in the Merger Agreement with respect to such Superior Offer and, concurrently with such termination, pays (or causes to be paid) the Company Termination Fee (as defined below) (a “Superior Offer Termination”);

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at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser will have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and (a) such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or (b) if capable of being cured, will not have been cured within thirty calendar days of the date the Company gives Parent written notice of such breach or failure to perform or, if earlier, by the End Date; provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this bullet if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

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Parent or Purchaser will have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten business days following the date of the Merger Agreement (other than due to a breach by the Company of its obligations under the Merger Agreement regarding the Schedule 14D-9) or (ii) Purchaser will have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended), provided that all of the Offer Conditions are satisfied or validly waived as of such date (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time (including the Minimum Tender Condition), but subject to such Offer Conditions being capable of being satisfied).

Company Termination Fee
The Company would be required to pay a termination fee of $2,090,000, which we refer to as the “Company Termination Fee,” to Parent if the Merger Agreement is terminated:
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pursuant to a Superior Offer Termination;

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pursuant to a Company Board Recommendation Termination; or

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(a) the Merger Agreement is terminated pursuant to (i) Section 8.1(d) of the Merger Agreement (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to the proviso to Section 8.1(d) of the Merger Agreement), (ii) Section 8.1(f) of the Merger Agreement and (iii) Section 8.1(i) of the Merger Agreement, and, in each of clauses (i), (ii) and (iii), at such time all of the Offer Conditions (other than the Minimum Tender Condition and the other Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to such conditions being capable of being satisfied) are satisfied or have been waived, (b) any person will have publicly disclosed a bona fide Company Acquisition Proposal after the date of the Merger Agreement and will not have publicly withdrawn such Company Acquisition Proposal prior to such termination (or, in the case of Section 8.1(f) of the Merger Agreement, any Company Acquisition Proposal will been communicated to the Company Board after the date of the Merger Agreement) and (c) within twelve months of such termination the Company will have consummated a Company Acquisition Proposal (whether or not involving the same person referred to in clause (b)) or entered into a definitive agreement with respect to a Company Acquisition Proposal (provided, that for purposes of clause (c) the references to “20%” in the definition of “Company Acquisition Proposal” will be deemed to be references to “50%”).

In any such event under bullets one, two or three above, the Company will pay (or cause to be paid) to Parent or its designee the Company Termination Fee by wire transfer of same day funds (a) in the case of bullet one above, on the date that the Company Alternative Acquisition Agreement is executed (or if the Company Alternative Acquisition Agreement is executed on a day that is not a business day, the next business day), (b) in the case of bullet two above, within two business days after such termination or (c) in the case of bullet three above, within two business days after the consummation of the Company Acquisition Proposal within twelve months of such termination.
In no event will the Company be required to pay the Termination Fee on more than one occasion.
Amendment; Extension; Waivers
At any time prior to the Offer Acceptance Time, any provision of the Merger Agreement may be amended or waived by any party thereto only by action taken or authorized by or on behalf of such party’s board of directors (or duly authorized committee thereof), but in all cases only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
Any failure of any of the parties to the Merger Agreement to comply with any obligation, covenant, agreement or condition in the Merger Agreement may be waived at any time prior to the effective time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise under the Merger Agreement preclude any other or further exercise of any other right thereunder. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by applicable law subject to the terms of the Merger Agreement.
Expenses
Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such cost or expenses, whether or not the Offer and Merger are consummated.

Governing Law
The Merger Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties to the Merger Agreement expressly acknowledged and agreed that (a) the requirements of 6 Del. C § 2708 are satisfied by the provisions of the Merger Agreement and that such statute mandates the application of Delaware law to the Merger Agreement, the relationship of the parties, the Transactions and the interpretation and enforcement of the rights and duties of the parties thereunder, (b) the parties have a reasonable basis for the application of Delaware law to the Merger Agreement, the relationship of the parties, the Transactions and the interpretation and enforcement of the rights and duties of the parties thereunder, (c) no other jurisdiction has a materially greater interest in the foregoing and (d) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties’ choice of Delaware law hereunder, would have an interest in the foregoing.
Jurisdiction
The parties to the Merger Agreement have agreed to irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware) in connection with any dispute that arises in respect of the Merger Agreement and the documents referred to in the Merger Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that the Merger Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action, suit or proceeding will be heard and determined exclusively by such a Delaware state or federal court (it being agreed that the consents to jurisdiction and venue set forth the Merger Agreement do not constitute general consents to service of process in the State of Delaware and will have no effect for any purpose except as provided in this paragraph and subject to the third party beneficiary provisions of the Merger Agreement will not be deemed to confer rights on any person other than the parties thereto). The parties consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in the notice provisions of the Merger Agreement or in such other manner as may be permitted by applicable law will be valid and sufficient service thereof.
Limitations on Remedies
In the event Parent or its designee receives full payment of the Company Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with the terms of the Merger Agreement, but in no event will Parent be entitled to both specific performance and the payment of the Company Termination Fee. Nothing contained in Section 8.3(b) of the Merger Agreement with respect to the foregoing will relieve any party thereto from any liability for common law fraud or Willful Breach (as defined in the Merger Agreement). Any Company Termination Fee paid to Parent will be offset against any award for damages given in any final and non-appealable judgment of a governmental entity of competent jurisdiction to Parent pursuant to any claim relating to the Transactions.
Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to the Merger Agreement will be the sole and exclusive remedy of Parent, Purchaser and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions; provided, that nothing in the termination fee provisions of the Merger Agreement will relieve any party to the Merger Agreement from any liability arising out of its intentional common law fraud or willful breach of this Agreement.
The parties to the Merger Agreement have acknowledged that the agreements contained in the Merger Agreement are an integral part of the Transactions and that, without these agreements, the parties would not have entered into the Merger Agreement; accordingly, if the Company fails to timely pay any amount due pursuant expenses and termination fee provisions in the Merger Agreement and, in order to obtain the payment, Parent commences a proceeding which results in a judgment against the Company, the Company will pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus three hundred basis points through the date such payment was actually received..
Specific Performance
The parties to the Merger Agreement have agreed that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties thereto. Subject to the following sentence, it has accordingly been agreed that the parties thereto will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each party to the Merger Agreement has agreed not to raise any objections to the availability of the equitable remedy of specific performance and further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party thereto has further agreed that neither the other party thereto nor any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the specific performance provision of the Merger Agreement, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The election to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit the Company, on the one hand, or Parent and Purchaser, on the other hand, from, in the alternative, seeking to terminate the Merger Agreement and pursuing any other remedy available at law or equity.
Other Agreements
Confidentiality Agreement
On October 20, 2021 (as amended on July 22, 2022), the Company and Parent entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, each party thereto receiving confidential information agrees that it will hold the confidential information of the disclosing party in strict confidence and will not disclose any such confidential information to any third party, other than its representatives as permitted in the Confidentiality Agreement, without the prior written consent of the disclosing party thereto. Each party receiving confidential information agrees to use at least the same degree of care to prevent the unauthorized access, disclosure or publication of the confidential information as it uses to protect its own valuable confidential information but in no event less than a reasonable degree of care.
Under the Confidentiality Agreement, Parent also agreed, among other things, to certain “standstill” provisions for the benefit of the Company that expire on July 22, 2023, including restrictions that provide that Parent and its affiliates will not, and will use its reasonable best efforts to cause its affiliates’ representatives not to, acting alone or part of a group, directly or indirectly, without the prior written consent of the Company Board: (a) acquire, offer or agree to acquire, own or sell (or propose, agree or seek permission, to acquire, own or sell) or otherwise obtain an economic interest in, by purchase, sale or otherwise, any right to direct the voting or disposition of, or any other right with respect to, any securities of the Company (or any direct or indirect rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any shares of capital stock of the Company, including without limitation any swaps or other derivative arrangements, in each case, whether or not any of the foregoing may be obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Exchange Act), and, in each case, whether or not any of the foregoing is obtained by means of borrowing of securities or operation of any of the foregoing, or any significant portion of the assets, properties or indebtedness of the Company; (b) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company; (c) make any statement or proposal to the Company Board, the Company’s representatives or any of its stockholders with respect to, or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its securities, assets or properties; (d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (e) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, the Company Board or policies of the Company; (f) make any proposal or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (g) demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company; (h) take any action that could reasonably be expected to require the Company or Parent to make a public announcement regarding any of the foregoing events (or the possibility of any of the events); (i) contest the validity of the Confidentiality Agreement or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or termination any provision of the standstill provisions of the Confidentiality Agreement, (j) request the Company to amend or waive any provision of the standstill provisions of the Confidentiality Agreement, or make any public announcement with respect to the foregoing restrictions; or (k) advise, assist or encourage, or direct any person to advise, assist or encourage any other person, in connection with any of the foregoing. Notwithstanding the above, Parent would be entitled to make confidential proposals to the Company Board (or any committee thereof) regarding any of the matters set forth in clauses (a) or (c) above, subject to certain limitations set forth in the Confidentiality Agreement. The standstill provisions of the Confidentiality Agreement would terminate if, among other things, a tender or exchange offer were commenced that, if consummated, would result in 50% or more of the Company’s outstanding equity securities being owned by persons other than the Company or current holders of the Company’s equity securities and the Company Board failed to recommend within ten business days from the date of commencement of such offer that the Company’s stockholders reject such offer.
This summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(4) to the Schedule TO, which is incorporated herein by reference.
Tender and Support Agreements
In connection with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreements (as it may be amended, supplemented or otherwise modified from time to time, the “Tender and Support Agreements”) with BioDiscovery 5, OrbiMed Israel Partners II, L.P., OrbiMed

Private Investments VI, L.P., OrbiMed Genesis Master Fund, L.P. and The Biotech Growth Trust PLC (together, the “Supporting Stockholders”), which together own approximately 33% of the outstanding Shares as of the date of the Merger Agreement.
Pursuant to and subject to the terms and conditions of the applicable Tender and Support Agreement, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned or owned of record by such Supporting Stockholder. In addition, each Supporting Stockholder has agreed that, during the time the applicable Tender and Support Agreement is in effect, at any meeting of stockholders, or any adjournment or postponement thereof, such Supporting Stockholder will be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares:
•
against any:

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contract, agreement or arrangement related to or in furtherance of any Company Acquisition Proposal (including any Superior Offer);

•
other transaction or transactions, individually or in the aggregate, the consummation of which would, or would reasonably be expected to, prevent, materially delay or materially interfere with the Offer or the Merger or the ability of the Company to perform its obligations under the Merger Agreement; or

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action, proposal, transaction or agreement (including any amendment, waiver, release from or non-enforcement of any agreement) that would, or would reasonably be expected to, result in a breach of (a) any covenant, representation, warranty or other obligation or agreement of such Stockholder under the Tender and Support Agreement or the Company or its subsidiaries under the Merger Agreement or (b) any of the conditions to consummation of the Merger set forth in Article VII of the Merger Agreement or any of the conditions to the Offer set forth on Annex I of the Merger Agreement not being satisfied on or before the End Date, and

•
in favor of the Transactions, the adoption of the Merger Agreement, any other matter relating to, or necessary for, the consummation of the Transactions and any proposal to adjourn or postpone a meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement.

This summary and description of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Tender and Support Agreements, which are filed as Exhibit (d)(2) and Exhibit (d)(3) to the Schedule TO, which are incorporated herein by reference.
Exclusivity Agreement
On August 30, 2022 (as amended on October 2, 2022 with effect as of September 27, 2022), the Company and Parent entered into an exclusivity agreement (the “Exclusivity Agreement”). Under the terms of the Exclusivity Agreement, during the period commencing from date the Exclusivity Agreement was entered into and ending on the earlier of (x) the entry into a final definitive agreement regarding a strategic transactions between the Company and Parent, and (y) 11:59 p.m. (EST) on October 4, 2022, the Company agreed not to, and to cause its controlled affiliates and its controlled affiliates’ respective officers, directors, general partners, employees, consultant, accountants, investment bankers, financial advisors, counsel, agents and other representatives not to:
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initiate contact with, solicit, encourage or disclose, directly or indirectly, any information concerning the Company in connection with any transaction proposal;

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afford any access to the personnel, offices, facilities, properties, books and records of the Company in connection with any transaction proposal; or

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enter into any discussion, negotiation, understanding, agreement or arrangement with any person or entity (other than Parent or its representatives) in connection with any transaction proposal.

This summary and description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(5) to the Schedule TO, which is incorporated herein by reference.

Key Employee Offer Letters
Concurrent with the execution and delivery of the Merger Agreement, each of Frederic Chereau, Mariana Nacht and Matthias Hebben (together, the “Key Employees”) entered into (a) employment offer letters with Parent that will supersede their employment agreement with the Company, to be effective at, and contingent upon, the effective time (the “Key Employee Offer Letters”) and (b) restrictive covenant agreements with the Company (or, in the case of Ms. Nacht, reaffirming her obligations under her existing restrictive covenant agreement) (the “Key Employee RCAs”).
In connection with the Key Employee Offer Letters, Mr. Chereau, Mr. Hebben and Ms. Nacht will be (a) employed at a division of Parent Holdco and (b) provided with annual base salaries of $558,500, $350,000 and $440,000, respectively, with a bonus opportunity ranging from 0% to 90% of base salary and a target bonus of 45% of base salary. Mr. Chereau, Mr. Hebben and Ms. Nacht will also be (i) eligible to receive cash retention bonuses in the amounts of $322,025, $147,150 and $198,000, respectively, that will become fully vested on the one-year anniversary of the effective time for Mr. Chereau and will vest as to one-third of the total amount at the effective time and two-thirds on the one-year anniversary of the effective time for Mr. Hebben and Ms. Nacht, in each case, subject to continued employment through such date (and, for Mr. Hebben’s and Ms. Nacht’s first third, subject to clawback if either resigns prior to the first anniversary), (ii) granted Parent Holdco restricted stock units as soon as practicable following the effective time that vest on the second anniversary of the effective time for Mr. Chereau and Mr. Hebben and the 18-month anniversary of the effective time for Ms. Nacht, with a value of $418,875, $210,000 and $330,000, respectively, (iii) eligible to receive Parent Holdco performance shares with an expected value equal to 75% (60% for Mr. Hebben) of base salary for each year of employment beginning with 2023 in the case of Mr. Chereau and Mr. Hebben or 2024 in the case of Ms. Nacht, with such performance shares subject to the achievement of performance measures over the applicable three-year performance period and (iv) in the case of Ms. Nacht, granted Parent restricted stock units in March 2023 that vest on the 18-month anniversary of the effective time with a value of $165,000. All equity awards are subject to the approval of the Remuneration Committee of AstraZeneca plc. The Key Employees will also be able to participate in Parent’s severance plan.
The restrictive covenant agreements generally subject the Key Employees to (a) confidentiality covenants restricting each Key Employee from using or disclosing (i) Company confidential information outside the scope of their employment in perpetuity or (ii) confidential information relating to a Key Employee’s former employer during employment, (b) a non-competition covenant and (c) non-solicitation covenants with respect to customers and other business relations and employees.
The Key Employee Offer Letters also include a contingent cutback provision pursuant to which, in the event any payments or benefits received by any Key Employee would be subject to an excise tax under Section 4999 of the Code, the Key Employee will receive either (a) such payments reduced by an amount necessary to prevent any portion of the payments from being nondeductible to the Company or (b) the full amount of such payments, whichever amount is greater on an after-tax basis.
This summary and description of the Key Employee Offer Letters and Key Employee RCAs does not purport to be complete and is qualified in its entirety by reference to the Key Employee Offer Letters and Key Employee RCAs, which are filed as Exhibits (d)(6), (d)(7), (d)(8), (d)(9), (d)(10) and (d)(11) to the Schedule TO, which is incorporated herein by reference.
The transactions contemplated by the Merger Agreement are subject to these Key Employee Offer Letters and Key Employee RCAs not being breached prior to the effective time and the Key Employees remaining Company employees as of the effective time.
12.
Purpose of the Offer; Plans for the Company

Purpose of the Offer
We are making the Offer because we want to acquire the entire equity interest in the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of any and all issued and outstanding Shares.

Purchaser intends to consummate the Merger on the date of the Offer Acceptance Time. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company. Following the effective time, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.
All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in the Company. Similarly, after selling your Shares in the Offer or upon consummation of the Merger, you will not bear the risk of any decrease in the value of the Company.
Stockholder Approval
If the Offer is consummated and as a result the Shares irrevocably accepted for purchase in the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h)(6) of the DGCL) prior to the Offer Expiration Time), together with the Shares otherwise owned by Purchaser and its affiliates represent one more than 50% of the total number of the outstanding Shares, the Company does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the stock irrevocably accepted for purchase in the offer and “received” (as defined in Section 251(h)(6) of the DGCL) by the Depositary prior to the Offer Expiration Time, together with the stock otherwise owned by the acquirer or its affiliates, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the Merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after (but on the same day as) the consummation of the Offer after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, without a vote of the Company’s stockholders, in accordance with Section 251(h) of the DGCL.
Plans for the Company
If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of the Company and the Company Board shortly thereafter.
As of the effective time, the certificate of incorporation of the Surviving Corporation will be amended and restated as a result of the Merger to conform to the applicable exhibit to the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser in effect immediately prior the effective time, and the provisions with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers in such certificate of incorporation and bylaws of the Surviving Corporation will not be amended, repealed or otherwise modified for a period of six years from the Offer Acceptance Time in any manner that would adversely affect in any respect affect the rights thereunder of individuals who, at or prior to the Offer Acceptance Time, were indemnified parties thereunder, unless such modification is required by law, and then only to the minimum extent required by law. Pursuant to the Merger Agreement, as of the effective time, the directors and officers of Purchaser as of immediately prior to the effective time will become the directors and officers of the Surviving Corporation. Such directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
At or as promptly as practicable following the effective time, Parent intends to cause the Surviving Corporation to delist the Shares from NASDAQ. Parent intends to cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act at or as soon as practicable after consummation of the Merger as the requirements for termination of registration are met.

Parent and Purchaser are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization and management or changes to the Company Board. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.
To the best knowledge of Parent and Purchaser, except for certain pre-existing agreements described in the Schedule 14D-9 (including the Key Employee Offer Letters and Key Employee RCAs), no material employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Purchaser or the Company, on the other hand, existed as of the date of the Merger Agreement, and, except for the Key Employee Conditions, neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.
13.
Certain Effects of the Offer

Market for the Shares
If the Offer is consummated, Purchaser will complete the Merger on the same day as the Offer Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, there will be no market for the Shares following consummation of the Offer.
NASDAQ Listing
If the Offer is consummated, Purchaser will complete the Merger on the same day as the Offer Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on NASDAQ because there will only be a single holder of the Shares, which will be Parent. At or as promptly as practicable after the effective time, Parent intends to cause the Surviving Corporation to delist the Shares from NASDAQ.
Exchange Act Registration
The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause the Company to terminate the registration of the Shares under the Exchange Act at or as promptly as practicable after the effective time as the requirements for termination of registration are met.
Margin Regulations
The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
14.
Dividends and Distributions

As discussed in Section 11 — “The Merger Agreement; Other Agreements,” the Merger Agreement provides that from the date of the Merger Agreement until the effective time, except as required or contemplated by the Merger Agreement, required by law or order or with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will not and will not cause any subsidiary of the Company to make or declare dividends or distributions (whether in cash, assets, stock, other securities or otherwise) to (a) the holders of the Shares or any subsidiary of the Company or (b) any other equityholders or rights holders of the Company or equityholders of any subsidiary of the Company (other than any dividend or distribution from a wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company).
15.
Conditions of the Offer

The Offer is not subject to any financing condition. Notwithstanding any other provisions of the Offer but subject to the terms of the Merger Agreement, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for all Shares validly tendered (and not validly withdrawn) in the Offer, unless, as of the then-scheduled applicable Offer Expiration Time:
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the Minimum Tender Condition has been satisfied;

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the representations and warranties of the Company contained in (a) the Merger Agreement (other than those set forth in Section 4.1, Section 4.2(a), the first sentence of Section 4.2(c), Section 4.5(a)(i), Section 4.21 and Section 4.23) will be true and correct as of the date of the Merger Agreement and at and as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (b) Section 4.2(a) will be true and correct in all respects, except for de minimis inaccuracies, as of the date of the Merger Agreement and at and as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (c) Section 4.1, the first sentence of Section 4.2(c), Section 4.5(a)(i), Section 4.21 and Section 4.23, that (i) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Expiration Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (ii) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date of the Merger Agreement and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

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the Company will have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Expiration Time;

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no Company Material Adverse Effect will have occurred since the date of the Merger Agreement and be continuing;

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Parent and Purchaser will have received a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in the second, third and fourth bullets above have been duly satisfied;

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the Injunction Condition has been satisfied;

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the Key Employee Conditions have been satisfied; and

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the Merger Agreement will not have been terminated in accordance with its terms (the “Termination Condition”).

For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been “received” (as such terms are defined by Section 251(h)(6) of the DGCL) as of the Offer Expiration Time are excluded. The conditions to the Offer must be satisfied or waived (to the extent waiver is permitted under applicable law) on or prior to the Offer Expiration Time.
The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.
The conditions described above are for the sole benefit of Parent and Purchaser and, subject to applicable law, may be waived by Parent and Purchaser in whole or in part, at any time and from time to time in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the Termination Condition, except, in the case of the Minimum Tender Condition, with the prior written consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
16.
Certain Legal Matters; Regulatory Approvals

General
Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions of the Offer.”
State Takeover Statutes
A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, the Company has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of any such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction that resulted in the interested stockholder becoming an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2∕3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Neither we nor any of our respective affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Accordingly, the approval by the Company Board of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is sufficient to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Offer and the Merger.
The Company has represented to us in the Merger Agreement that, as of the date of the Merger Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation was applicable to the Merger Agreement, the Tender and Support Agreements, the Offer, the Merger or the other Transactions, and that the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Other than Section 203 of the DGCL (as to which, as described above, the Company has taken necessary action to render the restrictions on business combinations contained therein inapplicable to the Offer and the Merger), we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13 — “Conditions of the Offer.”

Dissenters’ Rights
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is completed pursuant to Section 251(h) of the DGCL, stockholders and beneficial owners whose Shares are not accepted for purchase pursuant to the Offer and who properly demand appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger, you comply with the applicable legal requirements under the DGCL and you neither waive, withdraw nor otherwise lose your rights to appraisal under the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same as or more or less than the price that Purchaser is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation of the merger within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights under the DGCL.
Because of the complexity of the procedures for exercising appraisal rights, any stockholder or beneficial owner wishing to exercise appraisal rights or to preserve the right to do so is urged to consult legal counsel.
As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:
•
within the later of the consummation of the Offer, which will occur on the date on which Purchaser irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9, demand in writing the appraisal of such stockholder’s or beneficial owner’s Shares, which demand must be sent to the Company at the address indicated in the Schedule 14D-9 and reasonably inform the Company of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal for such Shares (and, in the case of a demand made by a beneficial owner, reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the Verified List (as defined in Section 262 of the DGCL));

•
not tender (or, if tendered, not fail to withdraw prior to the Offer Expiration Time) such Shares in the Offer or otherwise vote in favor of or consent to the Merger; and

•
continuously hold of record or beneficially own, as applicable, such Shares from the date on which the written demand for appraisal is made through the effective date of the Merger.

The foregoing summary of the rights of the Company’s stockholders and beneficial owners of Shares to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders or beneficial owners desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights. The Schedule 14D-9 contains information directing you to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost.
Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender (and do not validly withdraw prior to the Offer Expiration Time) your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Antitrust Compliance
The Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) may review the legality under the antitrust laws of the acquisition of Shares in the Offer; however, because the size of the Offer and Merger are below the thresholds for filing a pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”), no filing or waiting period requirements under the HSR Act apply. Nevertheless, at any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, either the Antitrust Division or the FTC could take such action under the antitrust laws of the United States of America as it deems necessary to protect competition in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or of its subsidiaries or affiliates or requiring other conduct relief. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws of the United States of America seeking similar relief or seeking conditions to the consummation of the Offer. While Purchaser believes that the consummation of the Offer will not result in a violation of any applicable antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. If any such action is commenced by the FTC, the Antitrust Division or any state or any other person, Parent may not be obligated to consummate the Offer or the Merger.
The Company, Parent and Purchaser do not meet the filing thresholds of the EU Merger Regulation. However, the European Commission (“EC”) may decide to examine the Offer and Merger if it receives a referral request from one or more European Union member state(s). The Injunction Condition requires, among other things, that there will not be any notification of a referral request under Article 22(2) of the EU Merger Regulation and the EC will not have decided to examine the Offer and Merger under Article 22(3) of the EU Merger Regulation, each of which would prevent or make unlawful the consummation of the Transactions while the standstill obligation is in effect.
17.
Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
18.
Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. If the Offer is completed, Purchaser will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. A copy of the Schedule TO and any amendments thereto (including exhibits) may be examined and copies may be obtained from the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company — Available Information.”
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SCHEDULE I
INFORMATION RELATING TO PARENT, PURCHASER AND CERTAIN RELATED PARTIES
1.
Purchaser

Camelot Merger Sub, Inc., a Delaware corporation (“Purchaser”), was formed on September 21, 2022, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Purchaser is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The business address for Purchaser is: 121 Seaport Boulevard, Boston, Massachusetts 02210. The business telephone number for Purchaser is: (475) 230-2596.
Directors and Executive Officers of Purchaser
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer address is: 121 Seaport Boulevard, Boston, Massachusetts 02210. The business telephone number for Purchaser is: (475) 230-2596. All directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment and Employment History
David White Treasurer and Director	David White is the Treasurer of Parent and Assistant Treasurer for North America of AstraZeneca Pharmaceuticals LP, the primary U.S. operating subsidiary of AstraZeneca PLC (“Parent Holdco”). Mr. White is responsible for Treasury oversight for Parent Holdco’s operating companies in North America. Mr. White also serves as the Treasurer of AstraZeneca Canada Inc. and as Secretary of the Investment Committee of Parent Holdco. Mr. White joined the predecessor company of Parent Holdco in 1974.
Kevin Durning Assistant Treasurer and Director	Kevin Durning has served as the U.S. Chief Financial Officer and Vice President, Finance (Interim) at Parent Holdco, responsible for finance and planning since April 2022. Mr. Durning served as Head of Business Planning and Analysis from 2021 to 2022, U.S. Controller from 2018 to 2021 and held various senior finance roles at Parent Holdco, including Executive Director of Pricing, Contracting and Government Reporting from 2014 to 2018. Mr. Durning is a member of the North America Governance Committee, U.S. Leadership Team and Chair of the Investment Committee of Parent Holdco. Mr. Durning joined Parent Holdco in 1999.
Mariam Koohdary Secretary and Director	Mariam Koohdary is the Deputy General Counsel for the BioPharmaceuticals Business Unit at Parent Holdco. Ms. Koohdary has led the global legal team responsible for managing global litigation since 2019. Ms. Koohdary has also held the positions of Deputy General Counsel for Litigation and for Product and Portfolio. Ms. Koohdary joined Parent Holdco in 2005.
Richard Kenny Assistant Secretary	Richard Kenny has served as a Senior Director, Corporate Legal at Parent Holdco since 2019. Mr. Kenny previously served as Assistant General Counsel of Parent Holdco. Mr. Kenny joined the predecessor company of Parent Holdco in 1993.
Theresa Rogler Assistant Secretary	Theresa Rogler has served as the Senior Manager, Tax at Parent Holdco since 2019. Ms. Rogler joined Parent Holdco in 2009.

Name and Position	Present Principal Occupation or Employment and Employment History
Keith Burns Assistant Secretary	Keith Burns has served as the Director of U.S. Tax Operations at Parent Holdco since 2015, responsible for all U.S. tax accounting and reporting functions, transfer pricing, federal compliance and audits, and state compliance and audits. Mr. Burns joined Parent Holdco in 2009.

2.
Parent

Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), is the group within Parent Holdco focused on rare diseases, created following the 2021 acquisition of Parent. As a leader in rare diseases for nearly 30 years, Parent is focused on serving patients and families affected by rare diseases and devastating conditions through the discovery, development and commercialization of life-changing medicines. Parent focuses its research efforts on novel molecules and targets in the complement cascade and its development efforts on haematology, nephrology, neurology, metabolic disorders, cardiology and ophthalmology. The business telephone number for Parent is: (475) 230-2596. The business address for Parent is: 121 Seaport Boulevard, Boston, Massachusetts 02210.
Directors and Executive Officers of Parent
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer address is: 121 Seaport Boulevard, Boston, Massachusetts 02210. The business telephone number for Parent is: (475) 230-2596.
Name and Position	Present Principal Occupation or Employment and Employment History
Marc Dunoyer Chief Executive Officer and Director	Marc Dunoyer has served as the Chief Executive Officer of Parent since 2021. Mr. Dunoyer joined Parent Holdco in 2013 and has previously served as an Executive Director and the Chief Financial Officer of Parent Holdco from 2013 to 2021. Mr. Dunoyer is also a Director of Orchard Therapeutics Plc. Mr. Dunoyer is a citizen of France.
Sean Christie Chief Financial and Administrative Officer and Director	Sean Christie has served as the Chief Financial and Administration Officer of Parent since 2021. Mr. Christie joined Parent Holdco in 2001 and has held various senior finance roles, including Finance Vice President of Research and Development from 2018 to 2021 and Chief Financial Officer of China and Hong Kong from 2015 to 2018. He holds a Bachelor of Management Studies and Finance degree from University of Waikato. Mr. Christie is a citizen of New Zealand.
Kevin Durning Director	See above.
Ruud Dobber Director	Ruud Dobber has served as the Executive Vice President for the BioPharmaceuticals Business Unit at Parent Holdco since 2009, responsible for product strategy and commercial delivery for CVRM, Respiratory and Immunology, and Vaccines & Immune Therapies. Mr. Dobber joined Parent Holdco in 1997. Mr. Dobber has also served as a member of the board and executive committee of the European Federation of Pharmaceutical Industries and Associations. Mr. Dobber has served as a Non-Executive Director of the Board of Almirall S.A. since 2021. Mr. Dobber is a citizen of The Netherlands.
The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:
The Depositary for the Offer is:
By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
Notices of Guaranteed Delivery and notice of withdrawals can also be emailed to CANOTICEOFGUARANTEE@Computershare.com. Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
Other Information:
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com